                                                                    EXHIBIT 10.1

                                CREDIT AGREEMENT

                                      among

                      INTEGRATED ELECTRICAL SERVICES, INC.,
                                  as Borrower,

                           THE FINANCIAL INSTITUTIONS
                         NAMED IN THIS CREDIT AGREEMENT,
                                    as Banks,

                        U. S. BANK NATIONAL ASSOCIATION,
                              as Syndication Agent,

                                BANK OF SCOTLAND,
                               as Managing Agent,

                       LaSALLE BANK NATIONAL ASSOCIATION,
                             as Documentation Agent,

                                       and

                                  BANK ONE, NA,
                             as Administrative Agent

                          Dated as of February 27, 2004

                       Sole Bookrunner and Lead Arranger:

                         Bank One Capital Markets, Inc.

ARTICLE 1  DEFINITIONS AND ACCOUNTING TERMS..........................      1
  1.1   Certain Defined Terms........................................      1
  1.2   Computation of Time Periods..................................     20
  1.3   Accounting Terms; Preparation of Financials..................     20
  1.4   Types........................................................     21
  1.5   Interpretation...............................................     21
ARTICLE 2  CREDIT FACILITIES.........................................     23
  2.1   Term Loan Facility...........................................     23
  2.2   Revolving Loan Facility......................................     25
  2.3   Letter of Credit Facility....................................     28
  2.4   Swing Line Facility..........................................     32
  2.5   Fees.........................................................     34
  2.6   Interest.....................................................     35
  2.7   Breakage Costs...............................................     38
  2.8   Increased Costs..............................................     39
  2.9   Illegality...................................................     40
  2.10  Market Failure...............................................     40
  2.11  Payment Procedures and Computations..........................     41
  2.12  Taxes........................................................     43
  2.13  Change of Lending Office.....................................     44
ARTICLE 3  CONDITIONS PRECEDENT......................................     45
  3.1   Conditions Precedent to Initial Extension of Credit..........     45
  3.2   Conditions Precedent to Each Extension of Credit.............     46
ARTICLE 4  REPRESENTATIONS AND WARRANTIES............................     46
  4.1   Organization.................................................     47
  4.2   Authorization................................................     47
  4.3   Enforceability...............................................     48
  4.4   Absence of Conflicts and Approvals...........................     48
  4.5   Investment Companies.........................................     48
  4.6   Public Utilities.............................................     48
  4.7   Financial Condition..........................................     48
  4.8   Condition of Assets..........................................     49
  4.9   Litigation...................................................     49
  4.10  Subsidiaries.................................................     49
  4.11  Laws and Regulations.........................................     49
  4.12  Environmental Compliance.....................................     50
  4.13  ERISA........................................................     50
  4.14  Taxes........................................................     50
  4.15  True and Complete Disclosure.................................     51
  4.16  Senior Indebtedness..........................................     51
  4.17  Certain Documents............................................     51
ARTICLE 5  COVENANTS.................................................     51
  5.1   Organization.................................................     51
  5.2   Reporting....................................................     52
  5.3   Inspection...................................................     54

  5.4   Use of Proceeds..............................................     54
  5.5   Financial Covenants..........................................     54
  5.6   Debt.........................................................     56
  5.7   Liens........................................................     56
  5.8   Other Obligations............................................     56
  5.9   Corporate Transactions and Asset Sales.......................     57
  5.10  Distributions................................................     58
  5.11  Transactions with Affiliates.................................     58
  5.12  Insurance....................................................     59
  5.13  Investments..................................................     59
  5.14  Lines of Business............................................     59
  5.15  Compliance with Laws.........................................     60
  5.16  Environmental Compliance.....................................     60
  5.17  ERISA Compliance.............................................     60
  5.18  Payment of Certain Claims....................................     60
  5.19  Subsidiaries.................................................     61
  5.20  Changes in Fiscal Periods....................................     61
  5.21  Negative Pledge Clauses......................................     61
  5.22  Subordinated Debt Payments...................................     61
ARTICLE 6  DEFAULT AND REMEDIES......................................     61
  6.1   Events of Default............................................     61
  6.2   Termination of Commitments...................................     63
  6.3   Acceleration of Credit Obligations...........................     64
  6.4   Cash Collateralization of Letters of Credit..................     64
  6.5   Default Interest.............................................     64
  6.6   Right of Setoff; Adjustments.................................     64
  6.7   Actions Under Credit Documents...............................     65
  6.8   Remedies Cumulative..........................................     65
  6.9   Application of Payments......................................     65
ARTICLE 7  THE ADMINISTRATIVE AGENT..................................     66
  7.1   Appointment; Nature of Relationship..........................     66
  7.2   Powers.......................................................     67
  7.3   General Immunity.............................................     67
  7.4   No Responsibility for Loans, Recitals, etc...................     67
  7.5   Acting on Instructions of Banks..............................     67
  7.6   Employment of Agents and Counsel.............................     68
  7.7   Reliance on Documents; Counsel...............................     68
  7.8   Administrative Agent's Reimbursement and Indemnification.....     68
  7.9   Notice of Default............................................     69
  7.10  Rights as a Bank.............................................     69
  7.11  Bank Credit Decision.........................................     69
  7.12  Successor Administrative Agent...............................     70
  7.13  Administrative Agent and Arranger Fees.......................     70
  7.14  Delegation to Affiliates.....................................     71
  7.15  Execution of Collateral Documents............................     71
  7.16  Collateral Releases..........................................     71

  7.17  Syndication and Documentation Agents.........................     71
ARTICLE 8  BENEFIT OF AGREEMENT; ASSIGNMENT; PARTICIPATIONS..........     71
  8.1   Successors and Assigns.......................................     71
  8.2   Participations...............................................     72
  8.3   Assignments..................................................     73
  8.4   Dissemination of Information.................................     74
  8.5   Tax Treatment................................................     74
ARTICLE 9  MISCELLANEOUS.............................................     74
  9.1   Expenses.....................................................     74
  9.2   Indemnification..............................................     75
  9.3   Modifications, Waivers, and Consents.........................     75
  9.4   Survival of Agreements.......................................     76
  9.5   Notice.......................................................     76
  9.6   CHOICE OF LAW................................................     76
  9.7   Submission To Jurisdiction; Waivers..........................     76
  9.8   WAIVER OF JURY TRIAL.........................................     77
  9.9   Counterparts.................................................     77
  9.10  No Further Agreements........................................     77
  9.11  2001 Credit Agreement........................................     77

EXHIBITS:

Exhibit A       Form of Compliance Certificate
Exhibit B-1     Form of Revolving Loan Borrowing Request
Exhibit B-2     Form of Term Loan Borrowing Request
Exhibit C       Form of Continuation/Conversion Request
Exhibit D-1     Form of Revolving Loan Note
Exhibit D-2     Form of Term Loan Note
Exhibit D-3     Form of Swing Line Note
Exhibit E       Form of Assignment and Acceptance
Exhibit F       Closing Documents List
Exhibit G       Form of Joinder Agreement
Exhibit H       Form of Acquisition Certificate
Exhibit I       Joinder Deliveries

SCHEDULES:

Schedule I-A    Commitments
Schedule I-B    Administrative Information (Borrower; Administrative Agent; Banks)
Schedule II     Disclosures (Existing Subsidiaries)
Schedule III    Restricted Payment Terms (Qualified Preferred Stock)
Schedule IV     Good Standing Exceptions

                                CREDIT AGREEMENT

         This Credit Agreement dated as of February 27, 2004, is among INTEGRATED ELECTRICAL SERVICES, INC., a Delaware corporation, as Borrower, the financial institutions named herein, as Banks, U. S. BANK NATIONAL ASSOCIATION, as syndication agent, BANK OF SCOTLAND, as managing agent, LaSALLE BANK NATIONAL ASSOCIATION, as documentation agent, and BANK ONE, NA, with its main office in Chicago, Illinois, as administrative agent.

         The Borrower, the financial institutions (collectively, the "Prior Banks") party thereto, Credit Lyonnais and The Bank of Nova Scotia, as syndication agents, Toronto Dominion (Texas), Inc., as documentation agent, and JPMorgan Chase Bank, as administrative agent (in such capacity, the "Prior Administrative Agent") are parties to that certain Credit Agreement (as heretofore amended and supplemented, the "2001 Credit Agreement") dated as of May 22, 2001. Pursuant to the terms of the 2001 Credit Agreement, the Prior Administrative Agent has resigned in favor of the Administrative Agent, and by their execution of this Agreement the Banks have appointed the Administrative Agent as the successor to the Prior Administrative Agent, the Administrative Agent has accepted such appointment and the Borrower has consented thereto; the Administrative Agent therefore has succeeded to all of the rights, powers and obligations of the Prior Administrative Agent under the 2001 Credit Agreement. Further, the Borrower, the Banks and the Administrative Agent have agreed to (a) amend and restate the 2001 Credit Agreement in its entirety and (b) release, on the terms set forth herein, each of the Prior Banks (other than any Prior Bank which is also a Bank) and the Prior Administrative Agent from its obligations under the 2001 Credit Agreement; provided that the Prior Administrative Agent shall continue to enjoy all of its rights (including indemnities) under the 2001 Credit Agreement with respect to its actions in such capacity before the date hereof.

         The parties hereto agree to amend and restate the 2001 Credit Agreement in its entirety as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

    1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acquisition" means the direct or indirect purchase or acquisition, whether in one or more related transactions, of any Person or group of Persons or any related group of assets, liabilities, or securities of any Person or group of Persons.

         "Acquisition Certificate" means an acquisition certificate executed by a Responsible Officer of the Borrower in substantially the form of Exhibit H.

         "Administrative Agent" means Bank One, NA, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Banks under this Agreement and the other Credit Documents, together with any of its successors.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

         "Agreement" means this Credit Agreement.

         "Applicable Lending Office" means, with respect to each Bank and for any particular type of transaction, the office of such Bank set forth in
Schedule I-B to this Agreement (or in the applicable Assignment and Acceptance by which such Bank joined this Agreement) as its applicable lending office for such type of transaction or such other office of such Bank as such Bank may from time to time specify in writing to the Borrower and the Administrative Agent for such particular type of transaction.

         "Applicable Margin" means, with respect to interest rates and letter of credit fees and as of any date of its determination, an amount equal to the percentage amount set forth in the table below opposite the applicable Total Debt to EBITDA ratio ("X" in the table below), measured as provided in Section 5.5(b)(ii), of the Borrower for the four fiscal quarters then most recently ended:

                           Applicable Margin
     Total Debt            LIBOR Tranches and     Applicable Margin
     to EBITDA            Letter of Credit Fee    Prime Rate Tranche
--------------------      --------------------    ------------------
       X < or = 2.25              1.75%                    0%
2.25 < X < or = 2.75              2.00%                    0%
2.75 < X < or = 3.25              2.25%                    0%
3.25 < X < or = 3.75              2.50%                  .25%
3.75 < X                          2.75%                  .50%

         The foregoing ratio and resulting Applicable Margin shall be based upon Schedule C of the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.2(a) or Section 5.2(b) (provided that for the period from the date of this Agreement until the date six months after the Closing Date, the Total Debt to EBITDA ratio shall be deemed to be greater than 3.75 and the Applicable Margin shall be set accordingly).

         Any adjustments to the Applicable Margin shall become effective on the 5th Business Day following the Administrative Agent's receipt of a Compliance Certificate; provided, however, that if any such Compliance Certificate is not delivered when required hereunder, the Applicable Margin shall be deemed to be the maximum percentage amount in each table until such Compliance Certificate is received by the Administrative Agent.

         Upon any change in the Applicable Margin, the Administrative Agent shall promptly notify the Borrower and the Banks of the new Applicable Margin.

         "Approved Fund" means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

         "Arranger" means Banc One Capital Markets, Inc.

         "Asset Sale" means, with respect to any Person, any sale, transfer or other disposition (including any loss, destruction or condemnation) of any property, other than (a) the sale of inventory in the ordinary course of business; (b) the transfer of property between Restricted Entities; (c) any disposition of property in connection with the acquisition of property of a similar kind and character, provided that the fair market value of such acquired property shall be at least equal to the fair market value of such disposed property, and (d) the sale of assets (collectively, the "Tesla Assets") by Tesla Power and Automation, L.P. and Tesla Power Properties, L.P.; provided that the Banks hereby direct the Administrative Agent to release its Liens on that part of the Tesla Assets covered by the Security Documents upon the sale thereof if and only if no Default has then occurred and is continuing or would result therefrom.

         "Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit E executed by an assignor Bank, an assignee Bank, and (if applicable) the Administrative Agent and/or the Borrower, in accordance with Section 8.3.

         "Available Revolving Loan Commitments" means an amount equal to the excess, if any, of (a) the Revolving Loan Commitments then in effect over (b) the aggregate outstanding principal amount of the Revolving Loan Borrowings plus the aggregate outstanding principal amount of the Swing Line Loans plus the Letter of Credit Exposure.

         "Bankruptcy Event of Default" has the meaning set forth in Section 6.1(h).

         "Banks" means the lenders listed as Banks on the signature pages of this Agreement and each Purchaser that shall become a party to this Agreement pursuant to Section 8.3.

         "Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus 0.50%.

         "Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

         "Borrower" means Integrated Electrical Services, Inc., a Delaware corporation.

         "Borrowings" means the collective reference to the Term Loan Borrowings and the Revolving Loan Borrowings.

         "Business Day" means any Monday through Friday during which commercial banks are open for business in Houston, Texas, and, if the applicable Business Day relates to any LIBOR Tranche, on which dealings are carried on in the London interbank market.

         "Capital Expenditures" means, with respect to any Person and any period of its determination, the consolidated expenditures of such Person during such period that are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of such Person, or any similar fixed asset or long term capitalized asset accounts of such Person, on the consolidated balance sheet of such Person in conformity with generally accepted accounting principles.

         "Capital Lease" means, with respect to any Person, any lease of any property by such Person which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

         "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease.

         "Change of Control" means, with respect to the Borrower, (a) the direct or indirect acquisition after the date hereof by any Person or related Persons constituting a group of (i) beneficial ownership of issued and outstanding shares of Voting Securities of the Borrower, the result of which acquisition is that such Person or such group possesses 35% or more of the combined voting power of all then issued and outstanding Voting Securities of the Borrower or
(ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of the Borrower, or
(b) the individuals who, at the beginning of any period of 12 consecutive months, constitute the Borrower's board of directors (together with any new director whose election by the Borrower's board of directors or whose nomination for election by the Borrower's stockholders entitled to vote thereon was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Borrower's board of directors then in office.

         "Closing Date" means the date on which the conditions precedent set forth in Section 3.1 shall have been satisfied, which date is February 27, 2004.

         "Collateral" means any property (whether real or personal, tangible or intangible, or mixed) subject to a Lien in favor of the Administrative Agent pursuant to any Security Document.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "Commitment" means, as to any Bank, the sum of the Term Loan Commitment and the Revolving Loan Commitment of such Bank.

         "Commitment Fee Rate" means, as of any date of its determination, an amount equal to the percentage amount set forth in the table below opposite the applicable Total Debt to EBITDA ratio ("X" in the table below), measured as provided in Section 5.5(b)(ii), of the Borrower for the four fiscal quarters then most recently ended:

     Total Debt         Commitment
     to EBITDA           Fee Rate
--------------------    ----------
       X < or = 2.25      0.375%
2.25 < X < or = 2.75      0.375%
2.75 < X < or = 3.25      0.500%
3.25 < X < or = 3.75      0.500%
3.75 < X                  0.500%

         The foregoing ratio and resulting Commitment Fee Rate shall be based upon Schedule C of the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.2(a) or Section 5.2(b) (provided that for the period from the date of this Agreement until the date six months after the Closing Date, the Total Debt to EBITDA ratio shall be deemed to be greater than 3.75 and the Commitment Fee Rate shall be set accordingly).

         Any adjustments to the Commitment Fee Rate shall become effective on the 5th Business Day following the Administrative Agent's receipt of a Compliance Certificate; provided, however, that if any such Compliance Certificate is not delivered when required hereunder, the Commitment Fee Rate shall be deemed to be the maximum percentage amount in the table until such Compliance Certificate is received by the Administrative Agent.

         Upon any change in the Commitment Fee Rate, the Administrative Agent shall promptly notify the Borrower and the Banks of the new Commitment Fee Rate.

         "Commonly Controlled Entity" means, with respect to any Person, any other Person which is under common control with such Person within the meaning of Section 414 of the Code.

         "Compliance Certificate" means a compliance certificate executed by a Responsible Officer of the Borrower in substantially the form of Exhibit A, including the following attached Schedules:

                  Schedule A: The applicable financial reports provided under
         Section 5.2(a) or 5.2(b) ending on the date of the computation of the financial covenants.

                  Schedule B: A schedule of any adjustments to the financial reports in Schedule A to the Compliance Certificate, listed on a company-by-company basis, that are requested by the Borrower to reflect the financial results of Acquisitions made prior to the end of the applicable period, together with the supporting financial reports of the Acquisitions from which the Borrower prepared such adjustments, prepared in accordance with Section 1.3(c) and otherwise in a form acceptable to the Administrative Agent.

                  Schedule C: The computation of the financial covenants under this Agreement that are based upon the financial reports in Schedule A or Schedule B, as applicable, to the Compliance Certificate, in a form acceptable to the Administrative Agent.

         "Contemplated Senior Subordinated Note Retirement" means the purchase, redemption, defeasance or retirement of Senior Subordinated Notes (a) in an aggregate outstanding principal amount of no more than $100,000,000 and (b) to be consummated by no later than 180 days after the Closing Date.

          "Continuation/Conversion Request" means a Continuation/Conversion Request in substantially the form of Exhibit C executed by a Responsible Officer of the Borrower and delivered to the Administrative Agent.

         "Contract Status Report" means a report, in form and substance acceptable to the Administrative Agent, detailing the status of each contract of any Restricted Entity which contract has a value equal to or greater than $7,500,000.

         "Credit Documents" means this Agreement, the Term Loan Notes, the Revolving Loan Notes, the Swing Line Note, the Letter of Credit Documents, the Guaranty, the Security Documents, the Interest Hedge Agreements, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

         "Credit Obligations" means all principal and interest (including interest accruing after the maturity of the loans made hereunder and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower to the Administrative Agent and the Banks (or with respect to the Interest Hedge Agreements, any Affiliates of the Banks) under this Agreement, the Term Loan Notes, the Revolving Loan Notes, the Swing Line Note, the Letter of Credit Documents, and the other Credit Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

         "Credit Parties" means the Borrower and the Guarantors.

"Debt" means, with respect to any Person, without duplication, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade debt and normal operating liabilities incurred in the ordinary course of business), (d) obligations of such Person as lessee under Capital Leases, (e) obligations of such Person under or relating to letters of credit, (f) obligations of such Person under or relating to guaranties, purchase agreements, or other assurances in favor of obligees of the kinds of indebtedness and obligations referred to in clauses (a) through (e) of this definition, (g) nonrecourse indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) of this definition secured by any Lien on or in respect of any property of such Person, and (h) obligations of such Person evidenced by preferred stock or other equity interests in such Person which provide for mandatory redemption, mandatory payment of dividends, or similar rights to the payment of money; provided, however, that in each instance such term shall not mean or include any Debt in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Debt may be duly called for redemption and payment) shall be deposited with the trustee under the appropriate Senior Subordinated Note Indenture, if relevant, or otherwise a depository, agency or trustee acceptable to the Administrative Agent, in each case in trust for the payment thereof. For the purposes of determining the amount of any Debt, the amount of any Debt described in clauses (e) and (f) of this definition shall be valued at the maximum amount of the contingent liability thereunder, the amount of any Debt described in clause (g) that is not covered by clause (e) or (f) shall be valued at the lesser of the amount of the Debt secured or the book value of the property securing such Debt, and the amount of any Debt described in clause (h) shall be valued at the stated redemption value of such Debt as of the date of determination.

         "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Default Rate" means, with respect to any amount due hereunder, a per annum interest rate equal to (a) if such amount is either outstanding principal accruing interest based upon a rate established elsewhere in this Agreement or accrued but unpaid interest thereon, the sum of (i) the interest rate established elsewhere in this Agreement from time to time for such principal amount, including any Applicable Margin, plus (ii) 2.00% per annum or (b) in all other cases, the Base Rate in effect from time to time plus the Applicable Margin for the Prime Rate Tranche in effect from time to time plus 2.00% per annum.

         "Derivatives" means any swap, hedge, cap, collar, or similar arrangement providing for the exchange of risks related to price changes in any commodity, including money.

         "Dollars" or "$" means lawful money of the United States of America.

         "EBITDA" means, with respect to any Person and for any period of its determination, the consolidated net income (excluding any extraordinary gains or losses and all non-cash items, including depreciation, amortization and non-recurring charges) of such Person for such period, plus the Interest Expense and income taxes of such Person for such period, provided that, notwithstanding anything herein to the contrary, for the purposes of calculating EBITDA, the following shall be disregarded: (a) impairment to goodwill calculated in accordance with FASB Statement No. 142, Goodwill and Other Intangibles; (b) the prepayment premium due under the Senior Subordinated Note Indentures in connection with the Contemplated Senior Subordinated Note Retirement, and (c) losses from the write-down or write-off of the value of future (to the extent made pursuant to current commitments heretofore disclosed to the Banks in writing) and current investments in Energy Photovoltaics, Inc. and Entertech Capital Partners II L.P.

         "Eligible Junior Interests Sales" means all Junior Interests Sales except (a) to the extent that the proceeds thereof are used to purchase, redeem, retire or defease Senior Subordinated Notes; (b) the issuance or sale of the Borrower's capital stock (including treasury stock) in connection with the exercise of an option by an ESOP or by a beneficiary of an ESOP pursuant to the terms of such ESOP, and (c) the issuance or sale of the Borrower's capital stock (including treasury stock) pursuant to an ESOP.

         "Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements now or hereafter in effect relating to the pollution, destruction, loss, or injury of the environment, the presence of any contaminant in the environment, the protection, cleanup, remediation, or restoration of the environment, the creation, handling, transportation, use, or disposal of any waste product in the environment, exposure of persons to any contaminant, waste, or hazardous substance in the environment, and the health and safety of employees in relation to their environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESOP" means (a) the IES, Inc. 1997 Director's Stock Plan; (b) the IES, Inc. 1997 Incentive Compensation Plan; (c) the IES, Inc. 1997 Stock Plan; (d) the IES, Inc. Employee Stock Repurchase Plan, and (e) similar successor employee benefit stock plans.

         "Eurocurrency Reserve Requirements" means for any day as applied to a LIBOR Tranche, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other governmental authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

         "Eurodollar Base Rate" means, for any LIBOR Tranche for any Interest Period therefor, the applicable British Bankers' Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which the Administrative Agent (in its individual capacity) or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the Administrative Agent's (acting in its individual capacity) ratable share of such LIBOR Tranche and having a maturity equal to such Interest Period.

         "Event of Default" has the meaning specified in Section 6.1.

         "Facilities" means each of (a) the Term Loan Commitments and the Term Loan made thereunder and (b) the Revolving Loan Commitments and the extensions of credit made thereunder.

         "Federal Funds Rate" means, for any period, a fluctuating per annum interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m., Houston time, for any such day on such transactions received by the Administrative Agent from three different Federal funds brokers of recognized standing selected by it in its sole discretion.

         "Fee Letter" means the letter agreement dated January 22, 2004 among the Borrower, Bank One, NA and the Arranger.

         "Financial Statements" means the audited annual financial statements of the Borrower for the period ending September 30, 2003, including the consolidated balance sheets of the Borrower as of the end of such fiscal year and the consolidated statements of income, stockholders' equity, and cash flows for such fiscal year, as contained in the Form 10 K filed by the Borrower with the Securities and Exchange Commission for the period ending on such date.

         "Fixed Charges" means, with respect to any Person and as of the last day of any fiscal quarter, the sum of (a) the current maturities of Debt (other than the Revolving Loan, if relevant) of such Person as of such date plus (b) principal payments on the Senior Subordinated Notes (not including (x) principal payments made with the proceeds of Junior Interests Sales and (y) principal payments in connection with the Contemplated Senior Subordinated Note Retirement) and the Subordinated Debt for the preceding four fiscal quarters then ending plus (c) Interest Expense of such Person for the preceding four fiscal quarters then ending.

         "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "Guarantors" means (a) the Subsidiaries of the Borrower that have executed or joined in the Guaranty and (b) any future Subsidiaries of the Borrower that join the Guaranty pursuant to Section 5.19.

         "Guaranty" means the Guaranty dated as of May 22, 2001, made by the Subsidiaries of the Borrower in favor of the Administrative Agent guaranteeing the Credit Obligations.

         "Hazardous Materials" means any substance or material identified as a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and as now or hereafter in effect; any substance or material regulated as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended and as now or hereafter in effect; and any substance or material designated as a hazardous substance or hazardous waste pursuant to any other Environmental Law.

         "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the relevant Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. On each day, if any, that Texas law establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the "weekly ceiling" (as defined in the Texas Credit Code) for that day.

         "Interest Expense" means, with respect to any Person and for any period of its determination, the consolidated interest expense of such Person during such period excluding the amortization of debt issuance costs.

         "Interest Hedge Agreements" means any swap, hedge, cap, collar, or similar arrangement between the Borrower and any Bank (or any Affiliate of any Bank).

         "Interest Period" means, with respect to each LIBOR Tranche, the period commencing on the date of such LIBOR Tranche and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select in the applicable Term Loan Borrowing Request, Revolving Loan Borrowing Request or Continuation/Conversion Request (unless there shall exist any Default or Event of Default, in which case the Borrower may only select one month Interest Periods); provided, however, that:

                  a. whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

                  b. any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

                  c. the Borrower may not select an Interest Period for any LIBOR Tranche which ends after the Revolving Loan Maturity Date or after the date final payment is due on the Term Loan, as the case may be.

         "Interim Financial Statements" means the consolidated financial statements of the Borrower dated as of December 31, 2003, including the consolidated balance sheets of the Borrower as of the end of such fiscal quarter and the consolidated statements of income and cash flows for such fiscal quarter and for the fiscal year to date period ending on the last day of such fiscal quarter.

         "Issuing Bank" means Bank One, NA.

         "Joinder Agreement" has the meaning set forth in Section 5.19.

         "Junior Interests Sale" means, with respect to any Person, (a) the issuance of capital stock (including the sale of treasury stock), partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person; (b) the issuance of any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, and (c) the issuance of any Senior Subordinated Notes or Subordinated Debt, in each case except where both the issuer and the recipient are Restricted Entities.

         "Letter of Credit" means any commercial or standby letter of credit issued by the Issuing Bank for the account of the Borrower pursuant to the terms of this Agreement.

         "Letter of Credit Application" means the Issuing Bank's standard form letter of credit application for either a commercial or standby letter of credit, as the case may be, which has been executed by the Borrower and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit.

         "Letter of Credit Application Amendment" means the Issuing Bank's standard form application to amend a letter of credit for either a commercial or standby letter of credit, as the case may be, which has been executed by the Borrower and accepted by the Issuing Bank in connection with the increase or extension of a Letter of Credit.

         "Letter of Credit Collateral Account" means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to Section 2.3(d) or 6.4 to be maintained with the Administrative Agent in accordance with Section 2.3(g).

         "Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications, Letter of Credit Application Amendments, and agreements, documents, and instruments entered into in connection with or relating thereto.

         "Letter of Credit Exposure" means, as of any date of its determination, the aggregate outstanding undrawn amount of all then outstanding Letters of Credit plus the aggregate then outstanding amount of the reimbursement obligations of the Borrower under the Letter of Credit Applications and this Agreement.

         "LIBOR" means, for any LIBOR Tranche for any Interest Period therefor, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

         "LIBOR Tranche" means any Tranche which bears interest based upon the LIBOR, as determined in accordance with Section 2.6.

         "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance, or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including any title retention for such purposes under any conditional sale agreement, any Capital Lease, or any other title transfer or retention agreement).

         "Loan Advances" means the collective reference to the Term Loan Advances and the Revolving Loan Advances.

         "Majority Banks" means, at any time, Banks holding more than 50% of the sum of (a) the aggregate then-unpaid principal amount of the Term Loan Notes held by the Banks (or, if no such principal amount is then outstanding and the Term Loan Borrowing has not been made, the aggregate amount of the Term Loan Commitments at such time) and (b) the aggregate amount of the Revolving Loan Commitments at such time (or, if the Revolving Loan Commitments have been terminated, the aggregate then-unpaid principal amount of the Revolving Loan Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time).

         "Material Adverse Change" means any material adverse change in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries on a consolidated basis.

         "Mortgages" means a mortgage, deed of trust, security deed or other instrument, in form and substance satisfactory to the Administrative Agent, creating a Lien on certain real property of the Borrower and its Subsidiaries located in Maryland, South Carolina, Tennessee and Texas to secure the Credit Obligations.

         "Net EBITDA" means, with respect to any Person and for any period of its determination, EBITDA minus cash tax expense minus $12,000,000 minus Restricted Payments, in each case of such Person for such period and determined on a consolidated basis.

         "Net Worth" means, with respect to any Person and as of any date of its determination, the excess of (a) the assets of such Person over (b) the liabilities of such Person, provided that, notwithstanding anything herein to the contrary, for the purposes of calculating Net Worth, (x) impairments to goodwill calculated in accordance with FASB Statement No. 142, Goodwill and Other Intangibles, and (y) losses from the write-down or write-off of the value of future (to the extent made pursuant to current commitments heretofore disclosed to the Banks in writing) and current investments in Energy Photovolaics, Inc. and Entertech Capital Partners II L.P. shall be disregarded.

         "Other Taxes" has the meaning set forth in Section 2.12(b).

         "Partnership Pledge Agreement" means the Pledge Agreement dated as of May 22, 2001, made by the respective limited and general partners of each limited partnership Subsidiary of the Borrower, in favor of the Administrative Agent granting the Administrative Agent a security interest in the partnership interests of such partners in such limited partnerships, to secure the Credit Obligations.

         "Permitted Debt" means all of the following Debt:

                  a. Debt in the form of the Credit Obligations;

                  b. Debt in the form of indebtedness for borrowed money and letters of credit owed by any Subsidiary of the Borrower prior to the acquisition of such Subsidiary by the Borrower in an Acquisition transaction, or owed by any Person that is the subject of any Acquisition assumed by the Borrower or any Subsidiary of the Borrower in connection with such Acquisition, provided that with respect to any such indebtedness, arrangements satisfactory to the Administrative Agent for the repayment of such indebtedness within 90 days following the closing of the Acquisition are made prior to the closing of the Acquisition and such arrangements are executed;

                  c. Debt in the form of (i) purchase money indebtedness and Capital Leases and (ii) other Debt, which Debt under clauses (i) and (ii), together are in an aggregate outstanding amount not to exceed $3,500,000;

                  d. Debt in the form of Subordinated Debt and the Senior Subordinated Notes;

                  e. Debt in the form of Qualified Preferred Stock;

                  f. Debt in the form of reimbursement obligations for Surety Bonds procured in the ordinary course of business; and

                  g. renewals, extensions and refinancings of the Debt described above in the same or lesser principal amount on similar terms and conditions and in any event no less favorable to the interests of the Banks.

         "Permitted Investments" means all of the following investments:

                  a. investments (including investments in the form of loans) in wholly owned Subsidiaries of the Borrower;

                  b. investments in the form of loans, guaranties, open accounts, and other extensions of trade credit in the ordinary course of business;

                  c. investments in commercial paper, bankers' acceptances, loan participation agreements, and other similar investments, in each case, maturing in twelve months or less from the date of issuance and which, at the time of acquisition are rated A 2 or better by Standard & Poor's Ratings Services and P 2 or better by Moody's Investors Service, Inc.;

                  d. investments in direct obligations of the United States, or investments in any Person which investments are guaranteed by the full faith and credit of the United States, in either case maturing in twelve months or less from the date of acquisition thereof and repurchase agreements having a term of less than one year and fully collateralized by such obligations which are entered into with banks or trust companies described in clause (e) below or brokerage companies having net worth in excess of $250,000,000;

                  e. investments in time deposits or certificates of deposit maturing within one year from the date such investment is made, issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus, and undivided profits aggregating at least $250,000,000 or a foreign branch thereof and whose long term certificates of deposit are, at the time of acquisition thereof, rated A 2 by Standard & Poor's Ratings Services or Prime 2 by Moody's Investors Service, Inc.;

                  f. investments in money market funds which invest solely in the types of investments described in paragraphs (c) through (e) above;

                  g. loans and advances to directors, officers, and employees of the Credit Parties made in the ordinary course of business in an aggregate outstanding amount not to exceed $1,000,000;

                  h. acquisitions permitted by Section 5.9(c)(ii);

                  i. purchases of the Borrower's capital stock permitted by
Section 5.10; and

                  j. other investments (including loans and advances), not to exceed $10,000,000 in the aggregate in any fiscal year of the Borrower.

         "Permitted Liens" means all of the following Liens:

                  a. Liens securing the Credit Obligations;

                  b. Liens securing purchase money debt, Capital Leases, and assumed or acquired indebtedness for borrowed money and letters of credit permitted under clause (b) of the definition of Permitted Debt, provided that no such Lien is spread to cover any property not (i) purchased in connection with the incurrence of such Debt, in the case of purchase money debt, or (ii) covered by such Lien at the time of the assumption or acquisition of the indebtedness secured thereby, in the case of assumed or acquired indebtedness for borrowed money and letters of credit; and

                  c. Liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money, the obtaining of advances or credit, or payment of legal judgments and which do not materially detract from the value of any Restricted Entity's assets or materially interfere with any Restricted Entity's business, including such (i) Liens for taxes, assessments, or other governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries; (ii) Liens in connection with worker's compensation, unemployment insurance, or other social security, old age pension, or public liability obligations not yet due or that are being contested in good faith by appropriate proceedings; (iii) Liens in the form of legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature; (iv) Liens in the form of vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction, or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property, including liens on such property securing reimbursement obligations for Surety Bonds procured in the ordinary course of business; and (v) Liens in the form of zoning restrictions, easements, licenses, and other restrictions on the use of real property or minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of the applicable Restricted Entity or the value of such property.

         "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

         "Plan" means any (a) employee welfare benefit plan under Section 3(1) of ERISA, (b) employee pension benefit plan under Section 3(2) of ERISA, (c) multiemployer plan under Section 4001(a)(3) of ERISA, and (d) employee individual account benefit plan under Section 3(2) of ERISA, in each case, in which each Restricted Entity or any of their respective

Commonly Controlled Entities is or would be deemed to be an "employer" as defined in Section 3(5) of ERISA.

         "Pledge Agreements" means, collectively (i) the Stock Pledge Agreement,
(ii) the Partnership Pledge Agreement, and (iii) any future agreements granting the Administrative Agent a security interest in capital stock, partnership interests, or other membership interests of any Subsidiary (direct or indirect) of the Borrower, in each case, to secure the Credit Obligations.

         "Prepayment Proceeds" means (a) all net cash proceeds (including, if applicable, cash proceeds received over time as and when the same are received) from an Asset Sale to the extent such proceeds, plus the net cash proceeds from all other Asset Sales received during the 12 months before such receipt of proceeds from such Asset Sale, exceeds $5,000,000 and (b) 75% of all net cash proceeds (including, if applicable, cash proceeds received over time as and when the same are received) from Eligible Junior Interest Sales.

         "Prime Rate" means, for any day, the fluctuating per annum interest rate in effect on such day equal to the rate of interest publicly announced by the Administrative Agent as its prime rate, whether or not the Borrower has notice thereof.

         "Prime Rate Borrowing" shall mean that portion of any Borrowing which bears interest based upon the Base Rate as determined in accordance with Section 2.6.

         "Prime Rate Tranche" shall mean the Tranche which bears interest based upon the Base Rate, as determined in accordance with Section 2.6.

         "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

         "Projections" has the meaning set forth in Section 5.2(f).

         "Purchaser" has the meaning set forth in Section 8.3.

         "Qualified Preferred Stock" means, with respect to the Borrower and as of any date of its issuance, any shares of preferred stock of the Borrower that
(a) are issued after the date of this Agreement, (b) provide for their mandatory redemption on a date, if at all, that is on or after the first anniversary of the latest scheduled maturity of any of the Credit Obligations at the time issued, and (c) provide in the applicable certificate of designation for the redemption of such shares and for the blockage of Restricted Payments in respect of such shares during the existence of a Default or an Event of Default (i) on the terms and conditions set forth on Schedule III, or (ii) on terms approved by the Administrative Agent and the Majority Banks in their sole discretion, all such provisions to be in form and content satisfactory to the Administrative Agent and the Majority Banks in their sole discretion.

         "ratable share" or "pro rata share" means, with respect to any Bank and as of any date of its determination, either (a) until the Closing Date, the ratio of such Bank's Commitment at such time to the aggregate Commitments at such time or (b) thereafter, the ratio of such Bank's aggregate outstanding Term Loan Advance and/or such Bank's Revolving Loan Commitment at such time (or, if the Revolving Loan Commitments have been terminated, Revolving Loan

Advances and share of the Letter of Credit Exposure at such time) to the aggregate outstanding Term Loan Advances and/or Revolving Loan Commitments at such time (or, if the Revolving Loan Commitments have been terminated, Revolving Loan Advances and Letter of Credit Exposure at such time), in each case as the context may require.

         "Refunded Swing Line Loans" has the meaning set forth in Section 2.4(c)(i).

         "Refunding Date" has the meaning set forth in Section 2.4(c)(ii).

         "Related Parties" means, with respect to any Person, such Person's stockholders, directors, officers, employees, agents, Affiliates, successors, and assigns, and their respective stockholders, directors, officers, employees, and agents, and, with respect to any Person that is an individual, such Person's family relations and heirs.

         "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

         "Responsible Officer" means, with respect to any Person, such Person's Chief Executive Officer, President, Chief Financial Officer, Secretary, Chief Accounting Officer, or any other officer of such Person designated by any of the foregoing in writing from time to time.

         "Restricted Entities" means the Borrower and each Subsidiary of the Borrower.

         "Restricted Payment" means the declaration or making by any Person of any (a) dividends; (b) purchase, redemption, retirement, or other acquisition for value any of its capital stock now or hereafter outstanding, or any distribution of assets to its stockholders as such, whether in cash, assets, or in obligations of it; (c) allocation or other setting apart of any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or (d) making of any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; in each case, other than any such dividends, distributions, and payments payable solely in such Person's common stock.

         "Revolving Loan" means the aggregate outstanding principal amount of the Revolving Loan Borrowings.

         "Revolving Loan Advance" means the outstanding principal from a Bank which represents such Bank's ratable share of a Revolving Loan Borrowing.

         "Revolving Loan Borrowing" means any aggregate amount of principal advanced on the same day and pursuant to the same Revolving Loan Borrowing Request under the revolving loan facility created in Section 2.2.

         "Revolving Loan Borrowing Request" means a Revolving Loan Borrowing Request in substantially the form of Exhibit B-1 executed by a Responsible Officer of the Borrower and delivered to the Administrative Agent.

         "Revolving Loan Commitment" means, for any Bank, the amount set forth opposite such Bank's name on Schedule I-A as its Revolving Loan Commitment, or if such Bank has entered into any Assignment and Acceptance since the date of this Agreement, as set forth for such Bank as its Revolving Loan Commitment in the Register maintained by the Administrative Agent pursuant to Section 8.3(d), in each case as such amount may be reduced pursuant to Section 2l.2(e) or terminated pursuant to Section 6.2.

         "Revolving Loan Maturity Date" means the date four years after the Closing Date.

         "Revolving Loan Note" means a promissory note of the Borrower payable to the order of a Bank, in substantially the form of Exhibit D-1, evidencing the indebtedness of the Borrower to such Bank resulting from Revolving Loan Advances made by such Bank to the Borrower.

         "Revolving Loan Percentage" means, as to any Bank at any time, the percentage which such Bank's Revolving Loan Commitment then constitutes of the aggregate Revolving Loan Commitments or, at any time after the Revolving Loan Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Bank's Revolving Loan Advances then outstanding constitutes of the aggregate principal amount of the Revolving Loan Advances then outstanding.

         "Security Agreement" means the Security Agreement dated as of May 22, 2001, made by the Borrower and the Subsidiaries of the Borrower in favor of the Administrative Agent granting the Administrative Agent a security interest in the receivables, equipment, inventory and other personal property of each such Credit Party to secure the Credit Obligations.

         "Security Documents" means the Security Agreement, the Pledge Agreements, the Mortgages and any other document creating or consenting to Liens in favor of the Administrative Agent securing Credit Obligations.

         "Senior Debt" means all Debt of the Borrower and the Subsidiaries of the Borrower other than Debt in the form of Subordinated Debt and the Senior Subordinated Notes.

         "Senior Subordinated Note Indentures" means (i) the Indenture, dated as of January 28, 1999, among the Borrower, certain of its Subsidiaries and U.S. Bank Corporate Trust, successor in interest to State Street Bank and Trust Company, as trustee, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, and (ii) the indenture(s) entered into by the Borrower and others in connection with the issuance of other Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower and/or such Subsidiaries in connection therewith.

         "Senior Subordinated Notes" means the outstanding 9 3/8% Senior Subordinated Notes due 2009 issued by the Borrower, together with the subsidiary guarantees thereof.

         "Stock Pledge Agreement" means the Pledge Agreement dated as of May 22, 2001, as the same has been supplemented by Joinder Agreements prior to the date hereof, made by Borrower and certain Subsidiaries of Borrower in favor of the Administrative Agent granting the Administrative Agent a security interest in the capital stock or membership interests, as applicable, of each Subsidiary (whether direct or indirect) of Borrower, to secure the Credit Obligations.

         "Subordinated Debt" means, with respect to the Borrower and as of any date of its issuance, any unsecured indebtedness for borrowed money, other than the Senior Subordinated Notes, for which the Borrower is directly and primarily obligated that (a) arises after the date of this Agreement, (b) does not have any stated maturity before the date six months following the latest maturity of any of the Credit Obligations at the time incurred, (c) has terms that are no more restrictive than the terms of the Credit Documents, which terms shall in any event (i) prohibit the acceleration of such indebtedness without 5 days' prior written notice to the Administrative Agent, (ii) not include a cross-default provision to other indebtedness (other than to a principal payment default of such other indebtedness), (iii) not include any financial covenants other than the type described in Section 5.5 and (iv) with respect any such financial covenants, be at least 20% less restrictive on the Borrower and its Subsidiaries than those contained herein, and (d) is expressly subordinated to the Credit Obligations (i) on the terms and conditions no less restrictive on the holders thereof than the subordination terms applicable to the Senior Subordinated Notes, or (ii) on terms approved by the Administrative Agent and the Majority Banks in their sole discretion, including payment subordination, remedy subordination, and related terms satisfactory to the Administrative Agent and the Majority Banks in their sole discretion.

         "Subordinated Debt Indenture" means any indenture or like agreement entered into by the Borrower in connection with the issuance of Subordinated Debt, together with all instruments and other agreements entered into by the Borrower in connection therewith.

         "Subsidiary" means, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such person.

         "Surety Bond" means any surety bond, insurance policy, indemnity agreement, guaranty, letter of credit or other instrument provided by a third party (that is, excluding an Affiliate of the obligor) to an obligee to assure the payment by and/or performance of an obligor.

         "Swing Line Borrowing" means any aggregate amount of principal advanced on the same day and pursuant to the same notice under the swing line facility created in Section 2.4.

         "Swing Line Commitment" means the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

         "Swing Line Lender"  means Bank One, NA.

         "Swing Line Loan" has the meaning set forth in Section 2.4(a).

         "Swing Line Note" means the promissory note of the Borrower payable to the order of the Swing Line Lender, in substantially the form of Exhibit D-3, evidencing the indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Loans made by the Swing Line Lender to the Borrower.

         "Swing Line Participation Amount" has the meaning set forth in Section 2.4(c)(ii).

         "Term Loan" means the aggregate outstanding principal amount of the Term Loan Borrowing.

         "Term Loan Advance" means the outstanding principal from a Bank which represents such Bank's ratable share of the Term Loan Borrowing.

         "Term Loan Borrowing" means the aggregate amount of principal advanced pursuant to the Term Loan Borrowing Request under the term loan facility created in Section 2.1.

         "Term Loan Borrowing Request" means the Term Loan Borrowing Request in substantially the form of Exhibit B-2 executed by a Responsible Officer of the Borrower and delivered to the Administrative Agent.

         "Term Loan Commitment" means, for any Bank, the amount set forth opposite such Bank's name on Schedule I-A as its Term Loan Commitment, or if such Bank has entered into any Assignment and Acceptance since the date of this Agreement, as set forth for such Bank as its Term Loan Commitment in the Register maintained by the Administrative Agent pursuant to Section 8.3(d), in each case as such amount may be terminated pursuant to Section 6.2.

         "Term Loan Note" means a promissory note of the Borrower payable to the order of a Bank, in substantially the form of Exhibit D-2, evidencing the indebtedness of the Borrower to such Bank resulting from the Term Loan Advance made by such Bank to the Borrower.

         "Term Loan Percentage" means, as to any Bank at any time, the percentage which such Bank's Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Bank's Term Loan Advance then outstanding constitutes of the aggregate principal amount of the Term Loan Advances then outstanding).

         "Total Debt" means all Debt of the Borrower and the Subsidiaries of the Borrower.

         "Tranche" means any tranche of principal outstanding under the Term Loan or the Revolving Loan accruing interest on the same basis, whether created in connection with new advances of principal under the Revolving Loan pursuant to Section 2.6(a)(i) or by the continuation or conversion of existing tranches of principal under the Term Loan or the Revolving Loan pursuant to Section 2.6(a)(ii), and shall include the Prime Rate Tranche or any LIBOR Tranche.

         "Type" has the meaning set forth in Section 1.4.

         "Unbonded Accounts Receivable" means, with respect to any Person, the accounts receivable of such Person, determined on a consolidated basis and net of allowances, excluding accounts receivable arising under contracts where the account obligee has caused to be provided to the account debtor a Surety Bond.

         "Voting Securities" means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership, and (c) with respect to any other Person, such ownership interests in such Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

1.2      Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

1.3      Accounting Terms; Preparation of Financials.

a. All accounting terms, definitions, ratios, and other tests described herein shall be construed in accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, except as expressly set forth in this Agreement. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Banks, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

b. The Restricted Entities shall prepare their financial statements in accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, unless otherwise approved in writing by the Administrative Agent.

c. The Borrower shall calculate the Applicable Margin and compliance with the financial covenants under this Agreement in Schedule C of the Compliance Certificate. Where expressly permitted in this Agreement, the Borrower may elect to base such calculations upon the financial reports in Schedule B of such Compliance Certificate. In such case the accounting terms, definitions, ratios, and other tests used in making such calculation shall be construed as required by paragraph (a) above except that the consolidated financial results of the Borrower shall be deemed to be the adjusted consolidated financial results of the Borrower set forth in Schedule B of the Compliance Certificate. Unless otherwise expressly permitted in this Agreement, the Borrower shall calculate the Applicable Margin or compliance with a financial covenant under this Agreement based upon the financial reports in Schedule A of a Compliance Certificate. In such case the accounting terms, definitions, ratios, and other tests used in making such calculation shall be construed as required by paragraph (a) above. When calculating the Applicable Margin or compliance with a financial covenant under this Agreement based upon the financial reports in Schedule B of the Compliance Certificate, the Borrower shall prepare such calculations in accordance with the following provisions:

                  i. The Borrower may select one or more Acquisitions for inclusion in the adjustments permitted in Schedule B or C of the Compliance Certificate; provided that if the inclusion of any Acquisition results in an increase in the consolidated EBITDA of the Borrower over the consolidated EBITDA of the Borrower required to be reported in Schedule A of the Compliance Certificate, then the Borrower must include all Acquisitions which would cause a decrease in the consolidated EBITDA of the Borrower in Schedule B and C of the Compliance Certificate.

                  ii. No Acquisition may be included in Schedule B or C of the Compliance Certificate at the request of the Borrower unless the financial reports of the acquired Person or assets from which Schedule B and C are prepared are (A) audited financial reports prepared by an independent certified public accounting firm, or (B) with respect to unaudited financial reports, are otherwise approved by the Majority Banks (provided that no Bank may condition such approval upon its receipt of a fee, however denominated).

1.4      Types.

The "Type" of a Tranche refers to the determination whether such tranche is a LIBOR Tranche or the Prime Rate Tranche.

1.5      Interpretation.

Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to." The word "or" shall mean "and/or" wherever necessary to prevent interpretation of any provision against the Administrative Agent or the Banks. Whenever the Borrower has an obligation under this Agreement and the other Credit Documents the expense of complying with that obligation shall be an expense of the Borrower unless otherwise specified. Whenever any determination is to be made by the Administrative Agent or any Bank, such determination shall be in such Person's sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement or the other Credit Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement and the other Credit Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement or the other Credit Documents, and the remaining provisions shall remain in full force and effect. This Agreement and the other Credit Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. In the event of a conflict between this Agreement and any other Credit Documents, this Agreement shall control.

                                    ARTICLE 2
                                CREDIT FACILITIES

2.1      Term Loan Facility

a. Term Loan Commitments. Each Bank severally agrees, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, to make a Term Loan Advance to the Borrower as such Bank's ratable share of the Term Loan Borrowing requested by the Borrower on the Closing Date, provided that the aggregate outstanding principal amount of the Term Loan Advance made by such Bank shall not exceed such Bank's Term Loan Commitment. The Term Loan Borrowing made on the Closing Date shall initially be a Prime Rate Borrowing, but may be immediately converted to a LIBOR Tranche in accordance with Section 2.6(a). The indebtedness of the Borrower to the Banks resulting from the Term Loan Advances made by the Banks shall be evidenced by Term Loan Notes made by the Borrower.

b. Method of Advancing.

         i. The Term Loan Borrowing shall be made pursuant to a Term Loan Borrowing Request given by the Borrower to the Administrative Agent in writing or by telecopy not later than 11:00 a.m. (local time at the Applicable Lending Office of the Administrative Agent) on the anticipated Closing Date. The Term Loan Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower. Upon receipt of the Term Loan Borrowing Request by the Administrative Agent, the Administrative Agent shall promptly forward notice of the Term Loan Borrowing to the Banks. Each Bank shall, before 1:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent) on the anticipated Closing Date, make available from its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Applicable Lending Office, in immediately available funds, such Bank's ratable share of the Term Loan Borrowing. Subject to the satisfaction of all applicable conditions precedent, after receipt by the Administrative Agent of such funds, the Administrative Agent shall, by 4:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent), on the Closing Date make the Term Loan Borrowing available to the Borrower in immediately available funds at any account of Borrower which is designated in writing by the Borrower to the Administrative Agent.

         ii. Unless the Administrative Agent shall have received notice from a Bank before the anticipated Closing Date that such Bank shall not make available to the Administrative Agent such Bank's ratable share of the Term Loan Borrowing, the Administrative Agent may assume that such Bank has made its ratable share of the Term Loan Borrowing available to the Administrative Agent on the Closing Date in accordance with paragraph (i) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its ratable share of the Term Loan Borrowing available to the Administrative Agent, such Bank agrees that it shall pay interest on such amount for each day from the date such amount is made available to the Borrower by the Administrative Agent until the date such amount is paid to the Administrative Agent by such Bank at the Federal Funds Rate in effect from time to time, provided that with respect to such Bank if such amount is not paid by such Bank by the end of the second day after the Administrative Agent makes such amount available to the Borrower, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day and shall remain at such increased rate thereafter. Interest on such amount shall be due and payable by such Bank upon demand by the Administrative Agent. If such Bank shall pay to the Administrative Agent such amount and interest as provided above, such amount so paid shall constitute such Bank's Term Loan Advance as part of the Term Loan Borrowing for all purposes of this Agreement even though not made on the same day as the other Term Loan Advances comprising the Term Loan Borrowing. In the event that such Bank has not repaid such amount by the end of the fifth day after such amount was made available to the Borrower, the Borrower agrees to repay to the Administrative Agent on demand such amount, together with interest on such amount for each day from the date such amount was made available to the Borrower until the date such amount is repaid to the Administrative Agent at the interest rate charged to the Borrower for the Term Loan Borrowing under the terms of this Agreement.

         iii. The failure of any Bank to make available its ratable share of the Term Loan Borrowing shall not relieve any other Bank of its obligation, if any, to make available its ratable share of the Term Loan Borrowing. No Bank shall be responsible for the failure of any other Bank to honor such other Bank's obligations hereunder, including any failure to make available any funds as part of the Term Loan Borrowing.

c. Prepayment.

         i. The Borrower may prepay the outstanding principal amount of the Term Loan pursuant to written notice given by the Borrower to the Administrative Agent in writing or by telecopy not later than (A) 1:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent) on the third Business Day before the date of the proposed prepayment, in the case of the prepayment of any portion of the Term Loan which is comprised of LIBOR Tranches, or (B) 11:00 a.m. (local time at the Applicable Lending Office of the Administrative Agent) on the same Business Day of the proposed prepayment, in the case of the prepayment of any portion of the Term Loan comprised solely of the Prime Rate Tranche. Each such notice shall specify the principal amount and Tranche or Tranches of the Term Loan which shall be prepaid, the date of the prepayment, and shall be irrevocable and binding on the Borrower. Prepayments of the Term Loan shall be made in integral multiples of $500,000, in the case of prepayments of any LIBOR Tranches, or $100,000 in the case of prepayments of the Prime Rate Tranche. If the prepayment would cause the aggregate outstanding principal amount of any LIBOR Tranche comprising all or any part of the Term Loan or the aggregate outstanding principal amount of the Prime Rate Tranche comprising all or any part of the Term Loan, to be less than $1,000,000, in the case of any such LIBOR Tranche, or $1,000,000, in the case of the Prime Rate Tranche, the prepayment must be in an amount equal to the entire outstanding principal amount of such LIBOR Tranche under the Term Loan or the entire outstanding principal amount of the Prime Rate Tranche under the Term Loan, as the case may be. Upon receipt of any notice of prepayment, the Administrative Agent shall give prompt notice of the intended prepayment to the Banks. For each such notice given by the Borrower, the Borrower shall prepay the Term Loan in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of the Term Loan except as provided in this Section 2.1(c)(i); provided that the Borrower shall be obligated to prepay the Term Loan as provided in Section 2.1(c)(ii).

         ii. Upon any Asset Sale or Junior Interests Sale by any Restricted Entity consummated before the payment in full of the Term Loan, the Borrower shall use the Prepayment Proceeds to prepay, on the date of the receipt of such proceeds, (A) first, the principal of the Prime Rate Tranche with respect to the Term Loan; (B) second, the principal of and unpaid accrued interest on the LIBOR Tranches of the Term Loan, selected in such order as to minimize the costs to be paid by the Borrower pursuant to Section 2.7 (and such costs shall be in addition to the mandatory prepayment due under this Section 2.1(c)(ii)); (C) third, the unpaid accrued interest on the Prime Rate Tranche with respect to the Term Loan, and (D), fourth, the unpaid principal of and accrued interest on the Revolving Loan as required by Section 2.2(c)(ii); none of the requirements of
Section 2.1(c)(i) with respect to the prepayment of the Term Loan shall be applicable to mandatory prepayments under this Section 2.1(c)(ii).

         iii. Each voluntary prepayment of principal under the Term Loan pursuant to Section 2.1(c)(i) shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid, and each voluntary or mandatory prepayment of principal under the Term Loan pursuant to this Section 2.1(c) shall be accompanied by payment of and any amounts required to be paid pursuant to Section 2.7 as a result of such prepayment. The amount of each voluntary or mandatory principal prepayment under the Term Loan pursuant to this Section 2.1(c) shall be applied to the then-remaining principal installments of the Term Loan in inverse order of maturity. Amounts prepaid on account of the Term Loan may not be reborrowed.

d. Repayment.

The Term Loan Advance of each Bank shall mature in (1) 16 quarterly installments, each of which shall be in an amount equal to such Bank's Term Loan Percentage multiplied by $1,785,714.29, the first of such quarterly installments to be due and payable on May 28, 2004 and the remaining quarterly installments to be due and payable on the last Business Day of each August, November, February and May thereafter, and (2) a final installment equal to the then-unpaid principal balance of such Bank's Term Loan Advance, which shall be due and payable on the fourth anniversary of the Closing Date.

2.2      Revolving Loan Facility.

a. Revolving Loan Commitments. Each Bank severally agrees, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, to make Revolving Loan Advances to the Borrower as such Bank's ratable share of Revolving Loan Borrowings requested by the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Revolving Loan Maturity Date; provided that the aggregate outstanding principal amount of Revolving Loan Advances made by such Bank plus such Bank's ratable share of the aggregate outstanding principal amount of the Swing Line Loans plus such Bank's ratable share of the Letter of Credit Exposure shall not exceed such Bank's Revolving Loan Commitment. Revolving Loan Borrowings must be made in an amount equal to or greater than $1,000,000, in the case of any Revolving Loan Borrowing comprised of a LIBOR Tranche, or $1,000,000, in the case of any Prime Rate Borrowing, and be made in multiples of $500,000, in the case of any Revolving Loan Borrowing comprised of a LIBOR Tranche, or $100,000, in the case of any Prime Rate Borrowing. Any Revolving Loan Borrowing made on the Closing Date shall initially be a Prime Rate Borrowing, but may be immediately converted to a LIBOR Tranche in accordance with Section 2.6(a). Within the limits expressed in this Agreement, the

Borrower may from time to time borrow, prepay, and reborrow Revolving Loan Borrowings. The indebtedness of the Borrower to the Banks resulting from the Revolving Loan Advances made by the Banks shall be evidenced by Revolving Loan Notes made by the Borrower.

b. Method of Advancing.

i. Each Revolving Loan Borrowing shall be made pursuant to a Revolving Loan Borrowing Request given by the Borrower to the Administrative Agent in writing or by telecopy not later than the time required pursuant to Section 2.6(a)(i) to select the interest rate basis for the Revolving Loan Borrowing. Each Revolving Loan Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower. Upon receipt of the Revolving Loan Borrowing Request by the Administrative Agent, the Administrative Agent shall promptly forward notice of the Revolving Loan Borrowing to the Banks. Each Bank shall, before 1:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent) on the date of the requested Revolving Loan Borrowing, make available from its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Applicable Lending Office, in immediately available funds, such Bank's ratable share of such Revolving Loan Borrowing. Subject to the satisfaction of all applicable conditions precedent, after receipt by the Administrative Agent of such funds, the Administrative Agent shall, by 4:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent), on the date requested for such Revolving Loan Borrowing make such Revolving Loan Borrowing available to the Borrower in immediately available funds at any account of Borrower which is designated in writing by the Borrower to the Administrative Agent.

ii. Unless the Administrative Agent shall have received notice from a Bank before the date of any Revolving Loan Borrowing that such Bank shall not make available to the Administrative Agent such Bank's ratable share of such Revolving Loan Borrowing, the Administrative Agent may assume that such Bank has made its ratable share of such Revolving Loan Borrowing available to the Administrative Agent on the date of such Revolving Loan Borrowing in accordance with paragraph (i) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its ratable share of such Revolving Loan Borrowing available to the Administrative Agent, such Bank agrees that it shall pay interest on such amount for each day from the date such amount is made available to the Borrower by the Administrative Agent until the date such amount is paid to the Administrative Agent by such Bank at the Federal Funds Rate in effect from time to time, provided that with respect to such Bank if such amount is not paid by such Bank by the end of the second day after the Administrative Agent makes such amount available to the Borrower, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day and shall remain at such increased rate thereafter. Interest on such amount shall be due and payable by such Bank upon demand by the Administrative Agent. If such Bank shall pay to the Administrative Agent such amount and interest as provided above, such amount so paid shall constitute such Bank's Revolving Loan Advance as part of such Revolving Loan Borrowing for all purposes of this Agreement even though not made on the same day as the other Revolving Loan Advances comprising such Revolving Loan Borrowing. In the event that such Bank has not repaid such amount by the end of the fifth day after such amount was made available to the Borrower, the Borrower agrees to repay to the Administrative Agent on demand such amount, together with interest on such amount for each day from the date such amount was made available to the Borrower until the date such amount is repaid to the Administrative Agent at the interest rate charged to the Borrower for such Revolving Loan Borrowing under the terms of this Agreement.

iii. The failure of any Bank to make available its ratable share of any Revolving Loan Borrowing shall not relieve any other Bank of its obligation, if any, to make available its ratable share of such Revolving Loan Borrowing. No Bank shall be responsible for the failure of any other Bank to honor such other Bank's obligations hereunder, including any failure to make available any funds as part of any Revolving Loan Borrowing.

c. Prepayment.

i. The Borrower may prepay the outstanding principal amount of the Revolving Loan pursuant to written notice given by the Borrower to the Administrative Agent in writing or by telecopy not later than (A) 1:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent) on the third Business Day before the date of the proposed prepayment, in the case of the prepayment of any portion of the Revolving Loan which is comprised of LIBOR Tranches, or (B) 11:00 a.m. (local time at the Applicable Lending Office of the Administrative Agent) on the same Business Day of the proposed prepayment, in the case of the prepayment of any portion of the Revolving Loan comprised solely of the Prime Rate Tranche. Each such notice shall specify the principal amount and Tranche or Tranches of the Revolving Loan which shall be prepaid, the date of the prepayment, and shall be irrevocable and binding on the Borrower. Prepayments of the Revolving Loan shall be made in integral multiples of $500,000, in the case of prepayments of any LIBOR Tranches, or $100,000 in the case of prepayments of the Prime Rate Tranche. If the prepayment would cause the aggregate outstanding principal amount of any LIBOR Tranche comprising all or any part of the Revolving Loan or the aggregate outstanding principal amount of the Prime Rate Tranche comprising all or any part of the Revolving Loan, to be less than $1,000,000, in the case of any such LIBOR Tranche, or $1,000,000, in the case of the Prime Rate Tranche, the prepayment must be in an amount equal to the entire outstanding principal amount of such LIBOR Tranche under the Revolving Loan or the entire outstanding principal amount of the Prime Rate Tranche under the Revolving Loan, as the case may be. Upon receipt of any notice of prepayment, the Administrative Agent shall give prompt notice of the intended prepayment to the Banks. For each such notice given by the Borrower, the Borrower shall prepay the Revolving Loan in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of the Revolving Loan except as provided in this Section 2.2(c)(i).

ii. Upon any Asset Sale or Junior Interests Sale by any Restricted Entity, the Borrower shall use the Prepayment Proceeds remaining after the payment in full of the Term Loan (if required by Section 2.1(c)(ii)) to prepay, on the date of the receipt of such proceeds, (A) first, the principal of the Prime Rate Tranche with respect to the Revolving Loan; (B) second, the principal of and unpaid accrued interest on the LIBOR Tranches of the Revolving Loan, selected in such order as to minimize the costs to be paid by the Borrower pursuant to Section
2.7 (and such costs shall be in addition to the mandatory prepayment due under this Section 2.1(c)(ii)), and (C) third, the unpaid accrued interest on the Prime Rate Tranche with respect to the Revolving Loan, with any proceeds remaining thereafter to be retained by the Restricted Entities; none of the requirements of Section 2.2(c)(i) with respect to the prepayment of the Revolving Loan shall be applicable to mandatory prepayments under this Section 2.2(c)(ii).

iii. Each prepayment of principal of any LIBOR Tranche under the Revolving Loan pursuant to this Section 2.2(c) shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid and any amounts required to be paid pursuant to Section 2.7 as a result of such prepayment.

d. Repayment.

The Borrower shall pay to the Administrative Agent for the ratable benefit of the Banks the aggregate outstanding principal amount of the Revolving Loan on the Revolving Loan Maturity Date.

e. Reduction of Commitments.

The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Available Revolving Loan Commitments; provided that each partial reduction shall be in the aggregate amount of $5,000,000 or in integral multiples of $5,000,000 in excess thereof. Any reduction or termination of the Revolving Loan Commitments pursuant to this Section 2.2(e) shall be permanent, with no obligation of the Banks to reinstate such Revolving Loan Commitments, and the commitment fees provided for in Section 2.5(a) shall thereafter be computed on the basis of the Revolving Loan Commitments, as so reduced.

2.3      Letter of Credit Facility.

a. Commitment for Letters of Credit.

The Issuing Bank shall, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, issue, increase, and extend Letters of Credit at the request of the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Revolving Loan Maturity Date, provided that (1) the aggregate outstanding principal amount of Revolving Loan Borrowings plus the aggregate outstanding principal amount of the Swing Line Loans plus the Letter of Credit Exposure shall not exceed the aggregate amount of the Revolving Loan Commitments then in effect and (2) the Issuing Bank shall not issue any Letter of Credit if it has received unrevoked notice from the Majority Banks that a Default has occurred and the Issuing Bank should not issue Letters of Credit in the future (and if the Issuing Bank issues any letter of credit in contravention of such notice, such letter of credit shall not be a "Letter of Credit" for purposes of this Agreement). No Letter of Credit may have an expiration date later than 12 months after its issuance date, and each Letter of Credit which is self-extending beyond its expiration date must be cancelable upon no more than 30 days notice prior to each extension period given by the Issuing Bank to the beneficiary of such Letter of Credit. No Letter of Credit may have an expiration date later than the date five Business Days before the then-scheduled Revolving Loan Maturity Date. Each Letter of Credit must be in form and substance acceptable to the Issuing Bank. The indebtedness of the Borrower to the Issuing

Bank resulting from Letters of Credit requested by the Borrower shall be evidenced by the Letter of Credit Applications made by the Borrower.

b. Requesting Letters of Credit.

Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application or Letter of Credit Application Amendment, as applicable, given by the Borrower to the Issuing Bank in writing or by telecopy promptly confirmed in writing, such Letter of Credit Application or Letter of Credit Application Amendment being given not later than 1:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent) on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit. Each Letter of Credit Application or Letter of Credit Application Amendment shall be fully completed and shall specify the information required therein (including the proposed form of the Letter of Credit or change thereto), and shall be irrevocable and binding on the Borrower. Upon receipt by the Issuing Bank of the Letter of Credit Application or Letter of Credit Application Amendment, the Issuing Bank shall give prompt notice thereof to the Administrative Agent, and the Administrative Agent shall promptly inform the Banks of the proposed Letter of Credit or change thereto. Subject to the satisfaction of all applicable conditions precedent, the Issuing Bank shall, by 4:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent), on the date requested by the Borrower for the issuance, increase, or extension of such Letter of Credit issue, increase, or extend such Letter of Credit to the specified beneficiary. Upon the date of the issuance, increase, or extension of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall be deemed to have purchased from the Issuing Bank a ratable participation in the related Letter of Credit or change thereto. The Issuing Bank shall notify the Administrative Agent of each Letter of Credit issued, increased, or extended and the date and amount of each Bank's participation in such Letter of Credit, and the Administrative Agent shall in turn notify the Banks.

c. Reimbursements for Letters of Credit.

         i. With respect to any Letter of Credit and in accordance with the related Letter of Credit Application, the Borrower agrees to pay to the Issuing Bank on demand fees due with respect to such Letter of Credit as specified in
Section 2.5(b). If the Borrower does not pay upon demand of the Issuing Bank any amount due to the Issuing Bank under any Letter of Credit Application, in addition to any rights the Issuing Bank may have under such Letter of Credit Application, the Issuing Bank may upon written notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Loan Borrowing. Concurrently with such notice to the Administrative Agent, the Issuing Bank will use reasonable efforts to provide like notice to the Borrower, provided that failure to provide such notice to the Borrower at such time shall not invalidate the effectiveness of such request for a Revolving Loan Borrowing. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Loan Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Issuing Bank. Such Revolving Loan Borrowing shall be a Prime Rate Borrowing. The Administrative Agent shall promptly forward notice of such Revolving Loan Borrowing to the Borrower and the Banks, and each Bank shall, in accordance with the procedures of Section 2.2(b), other than limitations on the size of Revolving Loan Borrowings, and notwithstanding the failure of any conditions precedent, make available such Bank's ratable share of such Revolving Loan Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Issuing Bank for application to such Bank's ratable share of the obligations under such Letter of Credit. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Issuing Bank to make such requests for Revolving Loan Borrowings on behalf of the Borrower, and the Banks to make Revolving Loan Advances to the Administrative Agent for the benefit of the Issuing Bank in satisfaction of such obligations. The Administrative Agent and each Bank may record and otherwise treat the making of such Revolving Loan Borrowings as the making of Revolving Loan Borrowings to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Revolving Loan Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower's failure to comply with the provisions of this Agreement or any Letter of Credit Application.

         ii. If prior to the time a Revolving Loan Advance would have otherwise been made pursuant to Section 2.3(c)(i), a Bankruptcy Event of Default shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Issuing Bank in its sole discretion, Revolving Loan Advances may not be made as contemplated by Section 2.3(c)(i), each Bank shall, on the date such Revolving Loan Advance was to have been made pursuant to the notice referred to in Section 2.3(c)(i), pay to the Issuing Bank such Bank's ratable share of the obligations under such Letter of Credit.

         iii. Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any Bank its ratable share of such payment in accordance with this Section 2.3(c), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by the Issuing
Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such Bank its ratable share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such Bank shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

         iv. Each Bank's obligation to make the Revolving Loan Advances referred to in Section 2.3(c)(i) and to purchase participating interests pursuant to
Section 2.3(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any setoff, counterclaim, recoupment, defense or other right that such Bank or the Borrower may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 3; (c) any adverse change in the condition (financial or otherwise) of the Borrower; (d) any breach of this Agreement or any other Credit Document by the Borrower, any other Credit Party or any other Bank; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

d. Prepayments of Letters of Credit.

In the event that any Letters of Credit shall be outstanding according to their terms after the Revolving Loan Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to the Letter of Credit Exposure allocable to such Letters of Credit to be held in the Letter of Credit Collateral Account and applied in accordance with paragraph (g) below.

e. Obligations Unconditional.

The obligations of the Borrower and each Bank under this Agreement and the Letter of Credit Applications to make payments as required to reimburse the Issuing Bank for draws under Letters of Credit and to make other payments due in respect of Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Letter of Credit Applications under all circumstances, including: (i) any lack of validity or enforceability of any Letter of Credit Document; (ii) any amendment, waiver, or consent to departure from any Letter of Credit Document; (iii) the existence of any claim, set off, defense, or other right which the Borrower or any Bank may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with the transactions contemplated in this Agreement or any unrelated transaction; (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower or any Bank in connection with the Letters of Credit or the Borrower's or such Bank's rights under paragraph (f) below.

f. Liability of Issuing Bank.

The Issuing Bank shall not be liable or responsible for: (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency, or genuineness of documents related to Letters of Credit, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged; (iii) payment by the Issuing Bank against presentation of documents which do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK'S OWN NEGLIGENCE); except that the Issuing Bank shall be liable to the Borrower or any Bank to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Bank which the Borrower or such Bank proves were caused by (A) the Issuing Bank's gross negligence or willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, (B) the Issuing Bank's willful failure to make or delay in making lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit or the Issuing Bank's payment of greater than the maximum amount permitted under any Letter of Credit, or (C) the Issuing Bank's negligence in the handling of money.

g. Letter of Credit Collateral Account.

         i. If the Borrower is required to deposit funds in the Letter of Credit Collateral Account pursuant to Section 2.3(d) or 6.4, then the Borrower and the Administrative Agent shall establish the Letter of Credit Collateral Account, and the Borrower shall execute any documents and agreements, including the Administrative Agent's standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Letter of Credit Collateral Account, whenever established, all funds held in the Letter of Credit Collateral Account from time to time, and all proceeds thereof as security for the payment of the Credit Obligations.

         ii. Funds held in the Letter of Credit Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Letter of Credit Collateral Account above the Letter of Credit Exposure, during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Letter of Credit Collateral Account as cash collateral for the Credit Obligations or (B) apply such surplus funds to any Credit Obligations in accordance with Section 6.9. If no Default exists, the Administrative Agent shall release to the Borrower at the Borrower's written request any funds held in the Letter of Credit Collateral Account above the amounts required by Section 2.3(d).

         iii. Funds held in the Letter of Credit Collateral Account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

2.4      Swing Line Facility.

a. Commitment.

         i. Subject to the terms and conditions hereof, the Swing Line Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Loan Commitments from time to time during the period from the date of this Agreement until the Revolving Loan Maturity Date by making swing line loans ("Swing Line Loans") to the Borrower; provided that (1) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender's other outstanding Revolving Loan Advances, may exceed the Swing Line Commitment then in effect); (2) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Loan Commitments would be less than zero, and (3) the Swing Line Lender shall not make any Swing Line Loan if it has received unrevoked notice from the Majority Banks stating that a Default has occurred and the Swing Line Lender should not make future Swing Line Loans (and if the Swing Line Lender makes any loan in contravention of such notice, such loan shall not be a "Swing Line Loan" for purposes of this Agreement). Within the limits expressed in this Agreement, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Each Swing Line Loan shall be a Prime Rate Borrowing. The indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Loans made by the Swing Line Lender shall be evidenced by the Swing Line Note made by the Borrower.

         ii. The Borrower shall repay the principal of and accrued interest on each Swing Line Loan ten Business Days after the making of such Swing Line Loan, and the Borrower shall repay all principal of and accrued interest on the outstanding Swing Line Loans on the Revolving Loan Maturity Date.

b. Procedure for Swing Line Borrowing.

Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans it shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent) on the proposed date of the Swing Line Borrowing), specifying (i) the amount to be borrowed and (ii) the requested date of the Swing Line Borrowing (which shall be a Business Day during the period from the date of this Agreement until the Revolving Loan Maturity Date). Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent) on the date requested for a Swing Line Borrowing specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available to the Administrative Agent at the Applicable Lending Office an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such date in immediately available funds at any account of Borrower which is designated in writing by the Borrower to the Administrative Agent.

c. Reimbursements for Swing Line Loan Obligations.

         i. The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day's notice given by the Swing Line Lender no later than 12:00 noon (local time at the Applicable Lending Office of the Administrative Agent) request each Bank to make, and each Bank hereby agrees to make, a Revolving Loan Advance, in an amount equal to such Bank's Revolving Loan Percentage of the aggregate amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date of such notice, to repay the Swing Line Lender. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Loan Borrowing in the amount of such request. Such Revolving Loan Borrowing shall be a Prime Rate Borrowing. Each Bank shall make the amount of its Revolving Loan Advance available to the Administrative Agent at the Administrative Agent's Applicable Lending Office in immediately available funds, not later than 10:00 a.m. (local time at the Applicable Lending Office of the Administrative Agent) one Business Day after the date of such notice. The proceeds of such Revolving Loan Borrowing shall be immediately made available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans. The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Banks are not sufficient to repay in full such Refunded Swing Line Loans.

         ii. If prior to the time a Revolving Loan Advance would have otherwise been made pursuant to Section 2.4(c)(i), a Bankruptcy Event of Default shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Loan Advances may not be made as contemplated by Section 2.4(c)(i), each Bank shall, on the date such Revolving Loan Advance was to have been made pursuant to the notice referred to in Section 2.4(c)(i) (the "Refunding Date"), purchase for cash an undivided participating interest in the then-outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the "Swing Line Participation Amount") equal to (a) such Bank's Revolving Loan Percentage times
(b) the sum of the aggregate principal amount of Swing Line Loans then outstanding that were to have been repaid with such Revolving Loan Borrowing.

         iii. Whenever, at any time after the Swing Line Lender has received from any Bank such Bank's Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Bank its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Bank's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Bank will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

         iv. Each Bank's obligation to make the Revolving Loan Advances referred to in Section 2.4(c)(i) and to purchase participating interests pursuant to
Section 2.4(c)(ii) shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any setoff, counterclaim, recoupment, defense or other right that such Bank or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 3; (c) any adverse change in the condition (financial or otherwise) of the Borrower; (d) any breach of this Agreement or any other Credit Document by the Borrower, any other Credit Party or any other Bank; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5      Fees.

a. Commitment Fees.

The Borrower shall pay to the Administrative Agent for the ratable benefit of the Banks an unused commitment fee of the Commitment Fee Rate per annum on the average daily amount by which (i) the aggregate amount of the Revolving Loan Commitments exceeds (ii) the outstanding principal amount of the Revolving Loan plus the Letter of Credit Exposure. The unused commitment fee shall accrue from the date of this Agreement and be due and payable in arrears on the last day of each calendar quarter and on the Revolving Loan Maturity Date.

b. Fees for Letters of Credit.

For each Letter of Credit issued by the Issuing Bank, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Banks a letter of credit fee equal to the Applicable Margin for letter of credit fees per annum on the face amount of such Letter of Credit for the stated term of such Letter of Credit, with a minimum fee of $500. In addition, as a condition to the issuance of each Letter of Credit by the Issuing Bank, the Borrower shall pay to the Administrative Agent for the benefit of the Issuing Bank a fronting fee of 0.125% on the face amount of such Letter of Credit, with a minimum fee of $500. Furthermore, the Borrower shall pay to the Administrative Agent for the benefit of the Issuing Bank any documentary and processing fees in accordance with the Issuing Bank's standard schedule from time to time in effect with respect to the issuance, amendment, cancellation, negotiation or transfer of each Letter of Credit and each drawing made thereunder. The Borrower shall pay each such letter of credit fee for each Letter of Credit quarterly in arrears within ten days after when billed therefor by the Issuing Bank.

2.6      Interest.

a. Election of Interest Rate Basis.

The Borrower may select the interest rate basis for the Term Loan and the Revolving Loan in accordance with the terms of this Section 2.6(a):

         i. Under the Revolving Loan Borrowing Request provided to the Administrative Agent in connection with the making of each Revolving Loan Borrowing, the Borrower shall select the amount and the Type of the Tranches, and for each LIBOR Tranche selected, any permitted Interest Period for each such LIBOR Tranche, which will comprise such Revolving Loan Borrowing, provided that
(A) at no time shall there be more than ten separate LIBOR Tranches outstanding and (B) each LIBOR Tranche must be in a principal amount equal to or greater than $1,000,000 and be made in multiples of $500,000, and the Prime Rate Tranche must be in a principal amount equal to or greater than $1,000,000 and be made in multiples of $100,000. Such interest rate elections must be provided to the Administrative Agent in writing or by telecopy not later than 1:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent) on the third Business Day before the date of any proposed Revolving Loan Borrowing comprised of a LIBOR Tranche or 11:00 a.m. (local time at the Applicable Lending Office of the Administrative Agent) on the same day of any proposed Revolving Loan Borrowing which is a Prime Rate Borrowing. The Administrative Agent shall promptly forward copies of such interest rate elections to the Banks. In the case of any Revolving Loan Borrowing comprised of a LIBOR Tranche, upon determination by the Administrative Agent, the Administrative Agent shall promptly notify the Borrower and the Banks of the applicable interest rate for such Tranche.

         ii. With respect to any Tranche, the Borrower may continue or convert any portion of any LIBOR Tranche or the Prime Rate Tranche to form new LIBOR Tranches or increase or decrease the amount of the Prime Rate Tranche in accordance with this paragraph. Each such continuation or conversion shall be deemed to create a new LIBOR Tranche or increase or decrease the amount of the Prime Rate Tranche, as applicable, for all purposes of this Agreement. Each such continuation or conversion shall be made pursuant to a Continuation/Conversion Request given by the Borrower to the Administrative Agent in writing or by telecopy not later than 1:00 p.m. (local time at the Applicable Lending Office of the Administrative Agent) on the third Business Day before the date of the proposed continuation or conversion. Each Continuation/Conversion Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower. The Administrative Agent shall promptly forward notice of the continuation or conversion to the Banks. In the case of any continuation or conversion into LIBOR Tranches, upon determination by the Administrative Agent, the Administrative Agent shall notify the Borrower and the Banks of the applicable interest rate. Continuations and conversions of LIBOR Tranches shall be made in integral multiples of $500,000, and continuations and conversions of the Prime Rate Tranche shall be made in integral multiples of $100,000 (provided that the Prime Rate Tranche with respect to the Term Loan may be of any size). No continuation or conversion shall be permitted if such continuation or conversion would cause the aggregate outstanding principal amount of any LIBOR Tranche which would remain outstanding to be less than $1,000,000, or the aggregate outstanding principal amount of the Prime Rate Tranche which would remain outstanding to be less than $1,000,000 (provided that the Prime Rate Tranche with respect to the Term Loan may be of any size). At no time shall there be more than ten separate LIBOR Tranches outstanding. Any conversion of an existing LIBOR Tranche is subject to Section 2.7. Subject to the satisfaction of all applicable conditions precedent, the Administrative Agent and the Banks shall before close of business on the date requested by the Borrower for the continuation or conversion, make such continuation or conversion.

         iii. At the end of the Interest Period for any LIBOR Tranche if the Borrower has not continued or converted such LIBOR Tranche into new Tranches as provided for in paragraph (ii) above, the Borrower shall be deemed to have continued such LIBOR Tranche as a new LIBOR Tranche with an Interest Period of one month. All of the Prime Rate Tranche shall continue as the Prime Rate Tranche unless the Borrower converts such Prime Rate Tranche as provided for in paragraph (ii) above.

b. LIBOR Tranches.

Each LIBOR Tranche with respect to the Revolving Loan shall bear interest during its Interest Period at a per annum interest rate equal to the sum of the LIBOR for such Tranche plus the Applicable Margin for LIBOR Tranches in effect from time to time. Each LIBOR Tranche with respect to the Term Loan shall bear interest during its Interest Period at a per annum interest rate equal to the sum of the LIBOR for such Tranche plus 0.25% plus the Applicable Margin for LIBOR Tranches in effect from time to time. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Banks all accrued but unpaid interest on each LIBOR Tranche on the last day of the applicable Interest Period for such LIBOR Tranche (and with respect to LIBOR Tranches with Interest Periods of greater than three months, on the date which is three months after the first day of the Interest Period for such LIBOR Tranche), when required upon prepayment as specified elsewhere in this Agreement, on any date when such LIBOR Tranche is prepaid or repaid in full, and on the Revolving Loan Maturity Date.

c. Prime Rate Tranche.

The Prime Rate Tranche shall bear interest at a per annum interest rate equal to the Base Rate in effect from time to time plus the Applicable Margin for the Prime Rate Tranche in effect from time to time. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Banks all accrued but unpaid interest on the aggregate outstanding principal amount of the Prime Rate Tranche on the last day of each calendar quarter, when required upon prepayment as specified elsewhere in this Agreement, on any date the Prime Rate Tranche is prepaid or repaid in full, and on the Revolving Loan Maturity Date.

d. Usury Protection.

         i. If, with respect to any Bank and the Borrower, the effective rate of interest contracted for by such Bank with the Borrower under the Credit Documents, including the stated rates of interest contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the Highest Lawful Rate, then the outstanding principal amount of the loans made by such Bank to the Borrower hereunder shall bear interest at a rate which would make the effective rate of interest on the loans made by such Bank to the Borrower under the Credit Documents equal the Highest Lawful Rate until the difference between the amounts which would have been due by the Borrower to such Bank at the stated rates and the amounts which were due by the Borrower to such Bank at the Highest Lawful Rate (the "Lost Interest") has been recaptured by such Bank. If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Bank pursuant to the preceding sentence, then, to the extent permitted by law, the interest rates charged by such Bank to the Borrower hereunder shall be retroactively increased such that the effective rate of interest on the loans made by such Bank to the Borrower under the Credit Documents was at the Highest Lawful Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Bank the amount of the Lost Interest remaining to be recaptured by such Bank.

         ii. In calculating all sums paid or agreed to be paid to any Bank by the Borrower for the use, forbearance, or detention of money under the Credit Documents, (x) such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Credit Documents; (y) the parties shall, to the maximum extent not prohibited by applicable law, characterize any nonprincipal payment as an expense, fee or premium rather than interest, and (z) the parties shall exclude voluntary prepayments and the effects thereof.

         iii. The parties hereto expressly agree, pursuant to Chapter 346 ("Chapter 346") of the Texas Credit Code, that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to any Credit Document or any Credit Obligation, and that none of the same shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever.

         iv. NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE CREDIT DOCUMENTS TO THE CONTRARY, it is the intention of each Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration from the Borrower which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Bank's option be applied to the outstanding amount of the loans made hereunder by such Bank to the Borrower or be refunded to the Borrower.

2.7      Breakage Costs.

If (i) any payment of principal on or any conversion of any LIBOR Tranche is made on any date other than the last day of the Interest Period for such LIBOR Tranche, whether as a result of any voluntary or mandatory prepayment (other than a prepayment upon the occurrence of any event subject to Section 2.9 or 2.10), any acceleration of maturity, or any other cause, (ii) any payment of principal on any LIBOR Tranche is not made when due, or (iii) any LIBOR Tranche is not borrowed, converted, or prepaid in accordance with the respective notice thereof provided by the Borrower to the Administrative Agent, whether as a result of any failure to meet any applicable conditions precedent for borrowing, conversion, or prepayment, the permitted cancellation of any request for borrowing, conversion, or prepayment, the failure of the Borrower to provide the respective notice of borrowing, conversion, or prepayment, or any other cause not specified above which is created by the Borrower, then the Borrower shall pay to each Bank upon demand any amounts required to compensate such Bank for any losses, costs, or expenses, including lost profits and administrative expenses, which are reasonably allocable to such action, including losses, costs, and expenses related to the liquidation or redeployment of funds acquired or designated by such Bank to fund or maintain such Bank's ratable share of such LIBOR Tranche or related to the reacquisition or redesignation of funds by such Bank to fund or maintain such Bank's ratable share of such LIBOR Tranche following any liquidation or redeployment of such funds caused by such action. Such Bank need not prove matched funding of any particular funds, and a certificate as to the amount of such loss, cost, or expense detailing the calculation thereof and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, until the date 180 days after the Closing Date, the Borrower shall reimburse each Bank for all losses, costs and expenses of the type described in this Section 2.7 incurred by such Bank in connection with the syndication of the Facilities by the Administrative Agent in its sole discretion and the addition of new Banks.

2.8      Increased Costs.

a. Cost of Funds.

If due to either (i) any introduction of, change in, or change in the interpretation of, any law or regulation, in each case, after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the costs of any Bank attributable to (x) committing to make any Term Loan Advance or Revolving Loan Advance or obtaining funds for the making, funding, or maintaining of such Bank's ratable share of any LIBOR Tranche in the relevant interbank market or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit (including any increase in any applicable reserve requirement specified by the Board, including those for emergency, marginal, supplemental, or other reserves), then the Borrower shall pay to such Bank upon demand any amounts required to compensate such Bank for such increased costs, such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amount of such increased cost detailing the calculation of such cost and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error. No Bank may make any claim for compensation under this Section 2.8(a) for increased costs incurred more than 90 days prior to the delivery of any such certificate.

b. Capital Adequacy.

If, due to either (i) any introduction of, change in, or change in the interpretation of, any law or regulation, in each case, after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the capital requirements of any Bank or its parent or holding company attributable to (x) committing to make Term Loan Advances or Revolving Loan Advances or making, funding, or maintaining Term Loan Advances or Revolving Loan Advances or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit, as such capital requirements are allocated by such Bank, then the Borrower shall pay to such Bank upon demand any amounts required to compensate such Bank or its parent or holding company for such increase in costs (including an amount equal to any reduction in the rate of return on assets or equity of such Bank or its parent or holding company), such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amounts detailing the calculation of such amounts and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error. No Bank may make any claim for compensation under this Section 2.8(b) for increased costs incurred more than 90 days prior to the delivery of any such certificate.

2.9      Illegality.

Notwithstanding any other provision in this Agreement, if it becomes unlawful for any Bank to obtain deposits or other funds for making or funding such Bank's ratable share of any LIBOR Tranche in the relevant interbank market, such Bank shall so notify the Borrower and the Administrative Agent, such Bank's commitment to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches applicable to such Bank shall be converted to the Prime Rate Tranche as of the end of each applicable Interest Period or earlier if necessary, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Borrowings or continuations and conversions of the Prime Rate Tranche, as applicable, with respect to such Bank.

2.10     Market Failure.

Notwithstanding any other provision in this Agreement, if the Administrative Agent determines that: (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" are not being provided in the relevant amounts, or maturities for purposes of determining the rate of interest referred to in the definition of "LIBOR" or (b) the relevant rates of interest referred to in the definition of "LIBOR" which are used as the basis to determine the rate of interest for LIBOR Tranches will not adequately cover the cost to any Bank of making or maintaining such Bank's ratable share of any LIBOR Tranche, then if the Administrative Agent so notifies the Borrower, the Banks' commitments to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches shall be converted to the Prime Rate Tranche as of the end of each applicable Interest Period or earlier if necessary, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Borrowings or continuations and conversions of the Prime Rate Tranche, as applicable, with respect to such Bank.

2.11     Payment Procedures and Computations.

a. Payment Procedures.

Time is of the essence in this Agreement and the Credit Documents. All payments hereunder shall be made in Dollars. The Borrower shall make each payment under this Agreement and under the Term Loan Notes, the Revolving Loan Notes and the Swing Line Note not later than 12:00 noon (local time at the Applicable Lending Office of the Administrative Agent) on the day when due to the Administrative Agent at the Administrative Agent's Applicable Lending Office in immediately available funds. All payments by the Borrower hereunder shall be made without any offset, abatement, withholding, deduction, counterclaim, or reduction. Upon receipt of payment from the Borrower of any principal, interest, or fees due to the Banks, the Administrative Agent shall promptly after receipt thereof distribute to the Banks their ratable share of such payments for the account of their respective Applicable Lending Offices. If and to the extent that the Administrative Agent shall not have so distributed to any Bank its ratable share of such payments, the Administrative Agent agrees that it shall pay interest on such amount for each day after the day when such amount is made available to the Administrative Agent by the Borrower until the date such amount is paid to such Bank by the Administrative Agent at the Federal Funds Rate in effect from time to time, provided that if such amount is not paid by the Administrative Agent by the end of the third day after the Borrower makes such amount available to the Administrative Agent, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the fourth day and shall remain at such increased rate thereafter. Interest on such amount shall be due and payable by the Administrative Agent upon demand by such Bank. Upon receipt of other amounts due solely to the Administrative Agent, the Issuing Bank, the Swing Line Lender, or a specific Bank, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

b. Administrative Agent Reliance.

Unless the Administrative Agent shall have received written notice from the Borrower prior to any date on which any payment is due to the Banks that the Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank, together with interest thereon from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at an interest rate equal to, the Federal Funds Rate in effect from time to time, provided that with respect to such Bank, if such amount is not repaid by such Bank by the end of the second day after the date of the Administrative Agent's demand, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day after the date of the Administrative Agent's demand and shall remain at such increased rate thereafter.

c. Sharing of Payments.

Each Bank agrees that if it should receive any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) in respect of any obligation of the Borrower to pay principal, interest, fees, or any other obligation incurred under the Credit Documents in a proportion greater than the total amount of such principal, interest, fees, or other obligation then owed and due by the Borrower to such Bank bears to the total amount of principal, interest, fees, or other obligation then owed and due by the Borrower to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse from the other Banks an interest in the obligations of the Borrower to such Banks in such amount as shall result in a participation by all of the Banks, in proportion with the Banks' respective pro rata shares, in the aggregate unpaid amount of principal, interest, fees, or any such other obligation, as the case may be, owed by the Borrower to all of the Banks; provided that if all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, in proportion with the Banks' respective pro rata shares, but without interest.

d. Authority to Charge Accounts.

The Administrative Agent, if and to the extent payment owed to the Administrative Agent or any Bank is not made when due, may charge from time to time against any account of the Borrower with the Administrative Agent any amount so due. The Administrative Agent agrees promptly to notify the Borrower after any such charge and application made by the Administrative Agent, provided that the failure to give such notice shall not affect the validity of such charge and application.

e. Computation Methods.

Unless expressly provided for in this Agreement, (i) all computations of interest based on the Prime Rate (including the Base Rate, when applicable) shall be made on the basis of a 365/366 day year, as the case may be, (ii) all computations of interest based on the Federal Funds Rate (including the Base Rate, when applicable) shall be made on the basis of a 360 day year, (iii) all computations of interest based upon the LIBOR shall be made on the basis of a 360 day year, and (iv) all computations of fees shall be made on the basis of a 360 day year, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

f. Payment Dates.

Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be. If the time for payment for an amount payable is not specified in this Agreement or in any other Credit Document, the payment shall be due and payable on demand by the Administrative Agent or the applicable Bank.

2.12     Taxes.

a. No Deduction for Certain Taxes.

Any and all payments by the Borrower shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income of, and franchise taxes imposed in lieu of net income taxes on, the Administrative Agent, any Bank, or the Applicable Lending Office thereof by any jurisdiction in which any such entity is a present or former citizen or resident or any political subdivision of such jurisdiction (other than any such connection arising solely from the Administrative Agent, such Bank, or the Applicable Lending Office having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Letter of Credit Document) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes or Other Taxes from or in respect of any sum payable to the Administrative Agent, any Bank, or the Applicable Lending Office thereof, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12), such Person receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

b. Other Taxes.

The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies ("Other Taxes") which arise from any payment made or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or the other Credit Documents (other than those which become due as a result of any Bank joining this Agreement as a result of any Assignment and Acceptance, which shall be paid by the Bank which becomes a Bank hereunder as a result of such Assignment and Acceptance).

c. Foreign Bank Withholding Exemption.

Each Bank and Issuing Bank that is not a "US Person" as defined in Section 7701(a)(30) of the Code agrees that it shall deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI or other applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement, the Term Loan Notes and the Revolving Loan Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, a statement indicating that such Bank is entitled to the "portfolio interest" exception under Section 871(h) or 881(c)(3) of the Code, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Bank which delivers to the Borrower and the Administrative Agent a Form W-8BEN or W-8ECI pursuant to the immediately preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of Form W-8BEN or W-8ECI, or other applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying in the case of a Form W-8BEN or W-8ECI that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, such Bank shall not be required to deliver such forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to provide the requisite Internal Revenue Service forms in a timely manner. Each Bank which fails to provide to the Borrower in a timely manner such forms shall reimburse the Borrower upon demand for any penalties paid by the Borrower as a result of any failure of the Borrower to withhold the required amounts that are caused by such Bank's failure to provide the required forms in a timely manner. Notwithstanding any other provision of this paragraph, a Non U.S. Bank shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Bank is not legally able to deliver.

2.13     Change of Lending Office.

a. Each Bank agrees that if it makes any demand for payment under Section 2.8 or is required to pay additional amounts pursuant to Section 2.12(a), or if any adoption or change of the type described in Section 2.9 shall occur with respect to it, it will if requested by the Borrower use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office for any loan made hereunder affected if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 2.8 or 2.12(a), or would eliminate or reduce the effect of any adoption or change described in Section 2.9.

b. If any Bank (including any participant Bank under Section 8.2) shall assert that any adoption or change of the type described in Section 2.9 hereof has occurred with respect to it, or if any Bank (including any participant Bank under Section 8.2) requests compensation under Section 2.8, or if the Borrower is required to pay any additional amount to any Bank or any authority for the account of any Bank pursuant to Section 2.12, then the Borrower may, at its expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to, and such Bank promptly shall, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.2 (provided that the Borrower shall be obligated to pay the administrative fee referred to therein) and subject to Section 2.7 (as if such assignment were a prepayment by the Borrower)), all its interests, rights, and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that
(i) if such assignee is not a Bank or an Affiliate thereof, the Borrower shall have received the prior written consent of the Administrative Agent, the Swing Line Lender and the Issuing Bank (which consents shall not unreasonably be withheld or delayed), (ii) such Bank shall have received payment of an amount equal to the aggregate outstanding principal of such Bank's Term Loan Advances and Revolving Loan Advances and its participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (at least to the extent of such outstanding principal) and the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.8 or payment required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments compared to the compensation or payments payable to the assigning Bank, (iv) such assignment does not conflict with any requirement of law, (v) no Event of Default shall have occurred and be continuing at the time of such assignment, (vi) prior to any such assignment, such Bank shall have taken no action under Section 2.13(a) so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.8 or 2.12(a), (vii) until such time as such assignment shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section
2.8 or 2.12(a), as the case may be, and (viii) any such assignment shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Bank shall have against the replaced Bank. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation no longer exist or cease to apply.

                                    ARTICLE 3
                              CONDITIONS PRECEDENT

3.1      Conditions Precedent to Initial Extension of Credit.
The obligation of each Bank to make the initial extension of credit under this Agreement (not including any extension of credit under the 2001 Credit Agreement), including the making of any Term Loan Advance or Revolving Loan Advance and the issuance of any Letter of Credit, and the obligation of the Swing Line Lender to make any Swing Line Loan shall be subject to the following conditions precedent:

a. Documents.

The Borrower shall have delivered or shall have caused to be delivered the documents and other items listed on Exhibit F, together with any other documents requested by the Administrative Agent to document the agreements and intent of the Credit Documents, each in form and with substance satisfactory to the Administrative Agent (provided that if some or all of the Mortgages are not delivered by the Closing Date, the delivery of such Mortgage(s) as a condition precedent shall be deemed waived but it shall be an Event of Default if substantially all Mortgages have not been executed and delivered to the Administrative Agent, together with all documents related thereto as the Administrative Agent may require, within 90 days after the Closing Date);

b. Material Adverse Change.

No Material Adverse Change shall have occurred since December 31, 2003;

c. 2001 Credit Agreement.

The Administrative Agent shall have received satisfactory evidence that all obligations owing to any Prior Bank (which is not a Bank) and the Prior Administrative Agent shall have been paid in full and each letter of credit issued pursuant to the 2001 Credit Agreement has either been terminated or cancelled or the issuer thereof has accepted a Letter of Credit as security therefor;

d. Fee Letter.

The Borrower shall have paid all amounts due under the Fee Letter by the Closing Date; and

e. Defeasance of Senior Subordinated Notes.

The Borrower shall have delivered or caused to be delivered to the Administrative Agent evidence satisfactory to the Administrative Agent that, after giving effect to the Loan Advances to be made on the Closing Date, Senior Subordinated Notes with an aggregate principal amount of $50,000,000 will be defeased in accordance with the terms of the Senior Subordinated Note Indentures.

3.2      Conditions Precedent to Each Extension of Credit.

The obligation of each Bank to make any extension of credit under this Agreement, including the making of any Term Loan Advance or Revolving Loan Advance and the issuance, increase, or extension of any Letter of Credit, and the obligation of the Swing Line Lender to make any Swing Line Loan shall be subject to the further conditions precedent that on the date of such extension of credit:

a. Representations and Warranties.

As of the date of the making of any extension of credit hereunder, the representations and warranties contained in each Credit Document shall be (i) if qualified as to materiality, true and correct or (ii) if not so qualified, true and correct in all material respects, on and as of such date as if made on and as of such date; and

b. Default.

As of the date of the making of any extension of credit hereunder, there shall exist no Default or Event of Default, and the making of the extension of credit would not cause a Default or Event of Default.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 3.2 have been satisfied.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES.

         The Borrower represents and warrants to the Administrative Agent and each Bank, and with each request for any extension of credit hereunder, including the making of any Term Loan

Advance or Revolving Loan Advance, and the issuance, increase, or extension of any Letter of Credit, and the making of any Swing Line Loan, again represents and warrants to the Administrative Agent and each Bank, as follows:

4.1      Organization.

As of the date of this Agreement, each Restricted Entity (a) is duly organized, validly existing, and in good standing (or, with respect to any entity listed on Schedule IV, shall be in good standing within 30 days after the date of this Agreement) under the laws of such Person's respective jurisdiction of organization and (b) is duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations to the extent that any failure to be so licensed, qualified, or in good standing in accordance with this clause (b) could reasonably be expected to cause a Material Adverse Change.

4.2      Authorization.

The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) do not contravene the organizational documents of such Credit Party, (b) have been duly authorized by all necessary organizational action of each Credit Party, and (c) are within each Credit Party's organizational powers.

4.3      Enforceability.

Each Credit Document to which any Credit Party is a party has been duly executed and delivered by each Credit Party which is a party to such Credit Document and constitutes the legal, valid, and binding obligation of each such Credit Party, enforceable against each such Credit Party in accordance with such Credit Document's terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

4.4      Absence of Conflicts and Approvals.

The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby, (a) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which such Credit Party is a party or any other material contract or agreement to which such Credit Party is a party, (b) do not violate any law or regulation binding on or affecting such Credit Party, (c) do not require any authorization, approval, or other action by, or any notice to or filing with, any governmental authority or any other Person, and (d) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

4.5      Investment Companies.

No Restricted Entity or Affiliate thereof is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

4.6      Public Utilities.

No Restricted Entity or Affiliate thereof is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. No Restricted Entity or Affiliate thereof is a regulated public utility.

4.7      Financial Condition.

a. The Borrower has delivered to the Administrative Agent the Financial Statements, including therein the consolidated balance sheet of the Borrower and consolidated statement of income for the periods shown therein, which accurately and completely, in all material respects, present fairly the financial condition of Borrower as of such date and for such periods. The Borrower has further delivered to the Administrative Agent the Interim Financial Statements, and the Interim Financial Statements are accurate and complete in all material respects and present fairly the financial condition of Borrower as of their date and for their period in accordance with generally accepted accounting principles, as applicable to interim financial reports.

b. As of the date of the Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long term commitments, or unrealized or anticipated losses of the Borrower or any of the Borrower's Subsidiaries, except as disclosed in the Financial Statements and the Interim Financial Statements, and adequate reserves for such items have been made in accordance with generally accepted accounting principles. No Material Adverse Change has occurred since the date of the Financial Statements. No Default exists.

4.8      Condition of Assets.

Each Restricted Entity has good and indefeasible title to substantially all of its owned property and valid leasehold rights in all of its leased property, as reflected in the financial statements most recently provided to the Administrative Agent free and clear of all Liens except Permitted Liens. Each Restricted Entity possesses and has properly approved, recorded, and filed, where applicable, all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are useful in the conduct of its business and which the failure to possess could reasonably be expected to cause a Material Adverse Change. The material properties used in the operations of each Restricted Entity are in good repair, working order, and condition, normal wear and tear excepted. The properties of each Restricted Entity have not been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a governmental authority, riot, activities of armed forces, or acts of God or of any public enemy in any manner which (after giving effect to any insurance proceeds) could reasonably be expected to cause a Material Adverse Change.

4.9      Litigation.

There are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, threatened against any Restricted Entity at law, in equity, or in admiralty, or by or before any governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to cause a Material Adverse Change.

4.10     Subsidiaries.

As of the date of this Agreement, (a) the Borrower has no Subsidiaries except as disclosed in Schedule II, which sets forth the name, organizational number (if any) and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the number of shares, units or interests (if any) and percentage of each class of equity owned by any Credit Party, (b) the Borrower has no Subsidiaries which have not been disclosed in writing to the Administrative Agent and (c) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any capital stock of the Borrower or any Subsidiary, except as created by the Credit Documents.

4.11     Laws and Regulations.

Each Restricted Entity is in compliance with all federal, state, and local laws and regulations which are applicable to the operations and property of such Person where the failure to comply with the same could reasonably be expected to cause a Material Adverse Change. No part of the proceeds of any Loan Advances, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

4.12     Environmental Compliance.

Each Restricted Entity has been and is in compliance with all Environmental Laws and has obtained and is in compliance with all related permits necessary for the ownership and operation of any such Person's properties, in each case, where the failure to be in compliance with the same could reasonably be expected to cause a Material Adverse Change. Each Restricted Entity has not received notice of and has not been investigated for any violation or alleged violation of any Environmental Law in connection with any such Person's presently or previously owned properties which currently threaten action or suggest liabilities which could reasonably be expected to cause a Material Adverse Change. Each Restricted Entity (a) does not and has not created, handled, transported, used, or disposed of any Hazardous Materials on or about any such Person's properties (nor has any such Person's properties been used for those purposes); (b) has never been responsible for the release of any Hazardous Materials into the environment in connection with any such Person's operations and has not contaminated any properties with Hazardous Materials, and (c) does not and has not owned any properties contaminated by any Hazardous Materials, in each case in any manner which could reasonably be expected to cause a Material Adverse Change.

4.13     ERISA.

Each Restricted Entity and each of their respective Commonly Controlled Entities are in compliance with all provisions of ERISA, the Code and other federal, state or local law with respect to any Plan to the extent that the failure to be in compliance could reasonably be expected to cause a Material Adverse Change. No Restricted Entity nor any of their respective Commonly Controlled Entities participates in or during the past five years has participated in any employee pension benefit plan covered by Title IV of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA. No Restricted Entity nor any of their respective Commonly Controlled Entities has any liability with respect to any Plan. With respect to the Plans of the Restricted Entities, no Reportable Event or Prohibited Transaction has occurred and exists that could reasonably be expected to cause a Material Adverse Change.

4.14     Taxes.

Each Restricted Entity has filed all United States federal, state, and local income tax returns and all other domestic and foreign tax returns which are required to be filed by such Person and has paid, or provided for the payment before the same became delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by such Person except for tax payments being contested in good faith, for which adequate reserves have been established and reported in accordance with generally accepted accounting principals, and which could not reasonably be expected to cause a Material Adverse Change. The charges, accruals, and reserves on the books of the Restricted Entities in respect of taxes are adequate in accordance with generally accepted accounting principles.

4.15     True and Complete Disclosure.

All factual information furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Bank in connection with the Credit Documents and the transactions contemplated thereby is true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. All projections, estimates, and pro forma financial information furnished by any Credit Party were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

4.16     Senior Indebtedness.

The Credit Obligations constitute "Senior Indebtedness" (or any other defined term having a similar purpose) of the Borrower under and as defined in the Senior Subordinated Note Indentures and any Subordinated Debt Indenture. The obligations of each Guarantor under the Guaranty constitute "Guarantor Senior Indebtedness" (or any other defined term having a similar purpose) of such Guarantor under and as defined in the Senior Subordinated Note Indentures and any Subordinated Debt Indenture.

4.17     Certain Documents.

The Borrower has delivered to the Administrative Agent a complete and correct copy of the Senior Subordinated Note Indentures and any Subordinated Debt Indenture, in each case including any amendments, supplements or modifications with respect to any of the foregoing.

                                    ARTICLE 5
                                    COVENANTS

         Until the Administrative Agent and the Banks receive irrevocable payment of the Credit Obligations and have terminated this Agreement and each other Credit Document, and all Letters of Credit have expired or been cancelled, the Borrower shall comply with and cause compliance with the following covenants:

5.1      Organization.

The Borrower shall cause each Restricted Entity to (a) maintain itself as an entity duly organized, validly existing, and in good standing under the laws of such Person's respective jurisdiction of organization and (b) be duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations and which requires such licensing or qualification where failure to be so licensed, qualified, or in good standing as required by this clause (b) could reasonably be expected to cause a Material Adverse

Change; provided, however, that nothing in this Section 5.1 shall be interpreted to be violated as a result of a transaction permitted by Section 5.9.

Reporting. The Borrower shall furnish to the Administrative Agent (and the Administrative Agent shall promptly thereafter furnish to each Bank) all of the following:

a. Annual Reports.

As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, (i) a copy of the annual financial statements for such fiscal year for the Borrower, including therein the consolidated balance sheets of the Borrower as of the end of such fiscal year and the consolidated statements of income, stockholders' equity, and cash flows for the Borrower for such fiscal year and all notes thereto, setting forth the consolidated financial position and results of the Borrower for such fiscal year, accompanied by the unqualified opinion of a nationally recognized certified public accounting firm to the effect that such financial statements fairly present the consolidated financial condition of the Borrower as of the date thereof and the result of its consolidated operations for the period covered thereby in accordance with generally accepted accounting principles, consistently applied, and without expressing any doubt as to the ability of the Borrower or any of its Subsidiaries to continue as a going concern, (ii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower, and (iii) a completed Contract Status Report duly certified by a Responsible Officer of the Borrower;

b. Quarterly Reports.

As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of the Borrower of each year, and in each case in form and substance acceptable to the Administrative Agent, (i) a copy of the internally prepared consolidated financial statements of the Borrower for such fiscal quarter and for the fiscal year to date period ending on the last day of such fiscal quarter, including therein the consolidated balance sheets of the Borrower as of the end of such fiscal quarter and the consolidated statements of income, and cash flows for such fiscal quarter and for such fiscal year to date period, setting forth the consolidated financial position and results of the Borrower for such fiscal quarter and fiscal year to date period, all in reasonable detail and duly certified by a Responsible Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles, including those applicable to interim financial reports which permit normal year end adjustments and do not require complete financial notes, (ii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower, and (iii) a completed Contract Status Report duly certified by a Responsible Officer of the Borrower;

c. Semi-annual Subsidiary Update.

As soon as available and in any event not later than 45 days after the end of the second fiscal quarter of the Borrower of each year and 90 days after the end of the fourth fiscal quarter of the Borrower of each year, an update of the information included in Schedule II, including all Subsidiaries acquired by the Borrower since the previous update of such scheduled information.

d. Acquisition Information.

As soon as available prior to the closing of any Acquisition requiring approval of the Majority Banks, and on or prior to the closing of any Acquisition not requiring such approval, a completed

Acquisition Certificate duly certified by a Responsible Officer of the Borrower, which the Administrative Agent shall forward to the Banks for any Acquisition requiring approval of the Majority Banks (and prior to the consummation of the Acquisition, the Borrower shall, upon request by the Administrative Agent, make available to the Administrative Agent at the Borrower's offices in Houston, Texas, the acquisition documents regarding the acquired assets, including schedules reflecting litigation liabilities, environmental liabilities, and other assumed liabilities, and any other information regarding the acquired assets as the Administrative Agent may reasonably request);

e. SEC Filings.

As soon as available and in any event not later than 30 days after the filing or delivery thereof, copies of all financial statements, reports, and proxy statements which the Borrower shall have sent to its stockholders generally and copies of all regular and periodic reports, if any, which any Restricted Entity shall have filed with the Securities and Exchange Commission;

f. Consolidated Budget and Projections.

As soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, within 5 days after the availability thereof, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections are based on reasonable estimates, information and assumptions and made in good faith;

g. Defaults.

Promptly, but in any event within 5 Business Days after the discovery thereof, a notice of any facts known to a Responsible Officer of the Borrower which constitute a Default, together with a statement of a Responsible Officer of the Borrower setting forth the details of such facts and the actions which the Borrower has taken and proposes to take with respect thereto (and the Administrative Agent shall, promptly upon receipt from the Borrower of a notice pursuant to this Section 5.2(g), forward a copy of such notice to each Bank);

h. Litigation.

Promptly, but in any event within 10 Business Days after notice of commencement thereof, notice of all actions, suits, and proceedings before or brought by any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting any Restricted Entity which, if determined adversely, could reasonably be expected to cause a Material Adverse Change;

i. Material Agreement Default.

Promptly, but in any event within 10 Business Days after a Responsible Officer of the Borrower obtains knowledge thereof, notice of any breach by any Restricted Entity of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Change;

j. Material Changes.

Prompt written notice of any other condition or event of which a Responsible Officer of the Borrower has knowledge, which condition or event has resulted in or could reasonably be expected to cause a Material Adverse Change;

k. Indentures; Senior Subordinated Notes.

(i) As soon as available, a complete and correct copy of each of the Senior Subordinated Note Indentures and any Subordinated Debt Indenture; and (ii) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indentures or any Subordinated Debt Indenture;

l. Asset Coverage Computation.

Within 25 days after the last day of each calendar month, a computation of the "Asset Coverage Ratio" in accordance with Section 5.5(e) as of such last day, duly certified by a Responsible Officer of the Borrower; and

m. Other Information.

Such other information respecting the business operations or property of any Restricted Entity, financial or otherwise, as the Administrative Agent or the Majority Banks may from time to time reasonably request.

5.3      Inspection.

The Borrower shall cause each Restricted Entity to permit the Administrative Agent and the Banks to visit and inspect any of the properties of such Restricted Entity, to examine all of such Person's books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers, employees, and independent public accountants all at such reasonable times and as often as may be reasonably requested, provided that the Borrower is given at least 3 Business Days' advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted, and provided further that so long as no Default or Event of Default exists, the Administrative Agent and the Banks shall not exercise the foregoing inspection right more often than once in any calendar year.

5.4      Use of Proceeds.

The proceeds of the Revolving Loan Borrowings shall be used by the Borrower for Acquisitions, working capital needs, Capital Expenditures, and for other lawful corporate purposes. The proceeds of the Term Loan Borrowing shall be used by the Borrower in connection with the defeasance of $50,000,000 in principal amount of Senior Subordinated Notes.

5.5      Financial Covenants.

The Administrative Agent shall determine compliance with the following financial covenants based upon the applicable Schedule of the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.2(a) or 5.2(b).

a. Net Worth.

The Borrower shall not permit the consolidated Net Worth of the Borrower as of the last day of each fiscal quarter to be less than the sum of (i) $214,045,000; plus (ii) 50% of the cumulative quarterly consolidated net income of the Borrower after September 30, 2003, for each fiscal quarter of the Borrower during which the Borrower has positive consolidated net earnings (disregarding impairment to goodwill calculated in accordance with FASB Statement No. 142, Goodwill and Other Intangibles); plus (iii) 100% of the net proceeds received by Borrower after September 30, 2003, from any sale or issuance of any equity securities of, or any other additions to capital by, the Borrower or its Subsidiaries; plus (iv) to the extent that the required consolidated Net Worth under this Section 5.5(a) was not increased in clauses (i) through (iii) above as a result of any Acquisition, 100% of any increase in the consolidated Net Worth of the Borrower resulting from any Acquisition. Compliance with this paragraph (a) shall be determined in the applicable Compliance Certificate based upon the adjusted financial reports contained in Schedule A of such Compliance Certificate.

b. Maximum Leverage Ratios.

         i. Maximum Senior Debt to EBITDA Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall not permit the ratio of (a) the consolidated Senior Debt of the Borrower as of end of such fiscal quarter to
(b) the consolidated EBITDA of the Borrower for the preceding four fiscal quarters then ended, to be greater than 2.25 to 1.00.

         ii. Maximum Total Debt to EBITDA Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall not permit the ratio of (a) the consolidated Total Debt of the Borrower as of end of such fiscal quarter to
(b) the consolidated EBITDA of the Borrower for the preceding four fiscal quarters then ended, to be greater than (x) 3.85 to 1.00 at any time on or before December 31, 2006 and (y) 3.60 to 1.00 at any time after December 31, 2006.

Compliance with this paragraph (b) shall be determined in the applicable Compliance Certificate based upon the adjusted financial reports contained in Schedule B of such Compliance Certificate.

c. Minimum Fixed Charge Coverage Ratio.

As of the last day of each fiscal quarter, the Borrower shall not permit the ratio of (i) the consolidated Net EBITDA of the Borrower for the preceding four fiscal quarters then ended to (ii) the consolidated Fixed Charges of the Borrower for the preceding four fiscal quarters then ended to be less than 1.35 to 1.00. Compliance with this paragraph (c) shall be determined in the applicable Compliance Certificate based upon the adjusted financial reports contained in Schedule B of such Compliance Certificate.

d. Capital Expenditures.

The Borrower shall not permit the consolidated Capital Expenditures (other than Capital Expenditures that are deemed to occur because of the making of an Acquisition) of the Borrower during any fiscal year to exceed $20,000,000. Compliance with this paragraph (d) shall be determined in the applicable Compliance Certificate based upon the adjusted financial reports contained in Schedule B of such Compliance Certificate.

e. Asset Coverage Ratio.

As of the last day of each calendar month, the Borrower shall not permit the ratio of (1) the sum of (i) 85% of consolidated Unbonded Accounts Receivable plus (ii) 50% of consolidated inventories plus (iii) 50% of consolidated equipment (net of depreciation and excluding real property interests and equipment attached to real property) to (2) the sum of (i) the Revolving Loan plus (ii) the Letter of Credit Exposure plus (iii) the Term Loan plus (iv) the Swing Line Loan to be less than 1.00 to 1.00. Compliance with this paragraph (e) shall be determined in the applicable Compliance Certificate based upon the adjusted financial reports contained in Schedule B of such Compliance Certificate.

f. Rent and Lease Expense. As of the last day of each fiscal quarter, the Borrower shall not permit its consolidated rent and lease expense for the preceding four fiscal quarters then ended, to be greater than $30,000,000. Compliance with this paragraph (f) shall be determined in the applicable Compliance Certificate based upon the adjusted financial reports contained in Schedule B of such Compliance Certificate.

5.6      Debt.

a. The Borrower shall not permit any Restricted Entity to create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than Permitted Debt.

b. The Borrower shall, as soon as available but in any event not less than 10 Business Days prior to the issuance of any preferred stock or subordinated indebtedness, deliver to the Administrative Agent a copy of the certificate of designation or subordinated debt documents, as applicable, together with a certificate, signed by a Responsible Officer of the Borrower, certifying that such preferred stock or subordinated indebtedness constitutes Qualified Preferred Stock or Subordinated Debt pursuant to the terms of this Agreement.

5.7      Liens.

The Borrower shall not permit any Restricted Entity to create, assume, incur, or suffer to exist any Lien on any of its real or personal property whether now owned or hereafter acquired, or assign any right to receive its income, except for Permitted Liens.

5.8      Other Obligations.

The Borrower shall not permit any Restricted Entity to create, incur, assume, or suffer to exist any obligations in respect of unfunded vested benefits under any Plan or deferred compensation agreement in an aggregate outstanding amount in excess of $5,000,000.

The Borrower shall not permit any Restricted Entity to create, incur, assume, or suffer to exist any obligations in respect of Derivatives, other than Derivatives used by any Restricted Entity in such Restricted Entity's respective business operations in aggregate notional quantities not to exceed the reasonably anticipated consumption of such Restricted Entity of the underlying commodity for the relevant period, but no Derivatives which are speculative in nature.

5.9      Corporate Transactions and Asset Sales.

a. The Borrower shall not, without the Majority Banks' consent, permit any Restricted Entity to (1) merge, consolidate, or amalgamate with another Person, or liquidate, wind up, or dissolve itself (or take any action towards any of the foregoing) or (2) make any Acquisition except that:

         i. Any Subsidiary of the Borrower may merge, consolidate, or amalgamate into the Borrower or any wholly owned Subsidiary of the Borrower, or convey, sell, lease, assign, transfer, or otherwise dispose of any of its assets to the Borrower or any wholly owned Subsidiary of the Borrower (and if such disposition transfers all or substantially all of the assets of the transferring Subsidiary, such Subsidiary may then liquidate, wind up, or dissolve itself); provided that the Borrower or the wholly owned Subsidiary, as applicable, is the surviving or acquiring entity; and

         ii. The Borrower or any Subsidiary of the Borrower may make any Acquisition (by purchase or merger) provided that (A) the Borrower or such Subsidiary of the Borrower is the acquiring or surviving entity, (B) the aggregate of all consideration (other than common stock of the Borrower) paid by the Restricted Entities in connection with all Acquisitions during any fiscal year does not exceed $25,000,000, (C) no Default or Event of Default exists and the Acquisition would not reasonably be expected to cause a Default or Event of Default after giving pro forma effect thereto (including any default under Section 5.5 with respect to historical and future pro forma financial status and results), and (D) the acquired assets are in substantially the same business as the Borrower.

b. The Borrower shall not permit any Restricted Entity to use any Collateral in an unlawful manner or contrary to the terms and conditions of any policy of insurance thereon. Until the occurrence of an Event of Default, (1) each Restricted Entity may sell or lease its Inventory (as such term is defined in the Security Agreement) in the ordinary course of its business; (2) each Restricted Entity may also use and consume any raw materials or supplies, the use and consumption of which are necessary to carry on such Restricted Entity's business; (3) each Restricted Entity may sell or transfer any Collateral in connection with the acquisition of similar property with a fair market value at least equal to the fair market value of the disposed property (and the Banks hereby authorize and direct the Administrative Agent to release its Lien on such disposed Collateral if such Restricted Entity takes all steps reasonably required by the Administrative Agent to grant a Lien on such acquired property), and (4) each Restricted Entity may sell or transfer any Collateral, subject to the provisions of Sections 2.1(c)(ii) and 2.2(c)(ii) (and the Banks hereby authorize and direct the Administrative Agent to release its Lien on such Collateral). A sale in the ordinary course of business does not include a transfer in partial or total satisfaction of a Debt.

5.10     Distributions.

The Borrower shall not (a) declare or pay any dividends; (b) purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; (c) make any distribution of assets to its stockholders as such, whether in cash, assets, or in obligations of it; (d) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or (e) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock, except that the Borrower may make payments of dividends on Qualified Preferred Stock; provided, however, that (i) the Borrower may declare or pay dividends if (x) no Default has then occurred and is continuing and (y) assuming such dividend had been paid on the last day of the immediately preceding fiscal quarter, (1) the Total Debt to EBITDA ratio, as measured in accordance with Section 5.5(b)(ii), would have been no greater than
2.50 to 1 and (2) no Default (including but not limited to any Default under Section 5.5) would have occurred as of the last day of such quarter and (ii) the Borrower may purchase, redeem, retire or otherwise acquire for value any of its capital stock if (x) no Default has then occurred and is continuing and (y) assuming such transaction had been consummated on the last day of the immediately preceding fiscal quarter, no Default (including but not limited to any Default under Section 5.5) would have occurred as of the last day of such quarter.

5.11     Transactions with Affiliates.

The Borrower shall not permit any Restricted Entity to enter into any transaction directly or indirectly with or for the benefit of an Affiliate except transactions with an Affiliate for the leasing of property, the rendering or receipt of services, or the purchase or sale of inventory or other assets in the ordinary course of business if the monetary or business consideration arising from such a transaction would be substantially as advantageous to such Restricted Entity as the monetary or business consideration which such Restricted Entity would obtain in a comparable arm's length transaction; provided that the Restricted Entities may make the investments described in item
(g) of the definition of "Permitted Investments".

5.12     Insurance.

a. The Borrower shall cause each Restricted Entity to maintain insurance with responsible and reputable insurance companies or associations reasonably acceptable to the Administrative Agent in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Persons operate. The Borrower shall deliver to the Administrative Agent certificates evidencing such policies or copies of such policies at the Administrative Agent's request following a reasonable period to obtain such certificates taking into account the jurisdiction where the insurance is maintained.

b. All policies representing insurance of the Restricted Entities shall name the Administrative Agent and the Banks as loss payee (with respect to casualty insurance covering Collateral) or additional named insureds (in all other cases) in a form satisfactory to the Administrative Agent. With respect to any insured liability suffered by the Administrative Agent or any Bank, all proceeds of such liability insurance coverage for the Administrative Agent and the Banks shall be paid as directed by the Administrative Agent to indemnify the Administrative Agent or the applicable Bank for the liability covered. In the event that proceeds of property or liability insurance are paid to any Restricted Entity in violation of the foregoing, the Restricted Entity shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Restricted Entity, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. The Administrative Agent shall have the right, but not the obligation, during the existence of an Event of Default, to make proof of loss under, settle and adjust any claim under, and receive the proceeds under the insurance, and the reasonable expenses incurred by the Administrative Agent in the adjustment and collection of such proceeds shall be paid by the Borrower. The Borrower irrevocably appoints the Administrative Agent as its attorney in fact to take such actions in its name. If the Administrative Agent does not take such actions, the Borrower may take such actions subject to the approval of any final action by the Administrative Agent. The Administrative Agent shall not be liable or responsible for failure to collect or exercise diligence in the collection of any proceeds.

5.13     Investments.

The Borrower shall not permit any Restricted Entity to make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in the debt or equity securities of the Person, and loans, guaranties, trade credit, or other extensions of credit to the Person, except for Permitted Investments.

5.14     Lines of Business.

The Borrower shall not permit the Restricted Entities to engage in any type of business not reasonably related to their business as presently and normally conducted. The parties agree that business entailing the construction, operation, or ownership of electrical infrastructure, electrical generation, electrical distribution, distributed generation, communications contracting, communications servicing, e-commerce ventures and other related ventures, together with associated financial and risk management activities conducted for the benefit of the Restricted

Entities in connection with such business, are reasonably related to the character of the Restricted Entities' business as conducted on the date hereof.

5.15     Compliance with Laws.

The Borrower shall cause each Restricted Entity to comply with all federal, state, and local laws and regulations which are applicable to the operations and property of such Persons, in each case, where the failure to comply could reasonably be expected to cause a Material Adverse Change.

5.16     Environmental Compliance.

The Borrower shall cause each Restricted Entity to comply with all Environmental Laws and obtain and comply with all related permits necessary for the ownership and operation of any such Person's properties, in each case, where the failure to comply could reasonably be expected to cause a Material Adverse Change. The Borrower shall cause each Restricted Entity to disclose promptly to the Administrative Agent any notice to or investigation of such Persons for any violation or alleged violation of any Environmental Law in connection with any such Person's presently or previously owned properties which represent liabilities which, if determined adversely to such Restricted Entity, could reasonably be expected to cause a Material Adverse Change. The Borrower shall not permit any Restricted Entity to create, handle, transport, use, or dispose of any Hazardous Materials on or about any such Person's properties; release any Hazardous Materials into the environment in connection with any such Person's operations or contaminate any properties with Hazardous Materials; or own properties contaminated by any Hazardous Materials, in each case in any manner that could reasonably be expected to cause a Material Adverse Change.

5.17     ERISA Compliance.

The Borrower shall cause each Restricted Entity to (i) comply in all material respects with all applicable provisions of ERISA, the Code and other federal, state or local laws and prevent the occurrence of any Reportable Event or Prohibited Transaction with respect to, or the termination of, any of their respective Plans, in each case, where the failure to do so could reasonably be expected to cause a Material Adverse Change and (ii) not create or participate in any employee pension benefit plan covered by Title IV of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA.

5.18     Payment of Certain Claims.

The Borrower shall cause each Restricted Entity to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, levies, and like charges imposed upon any such Person or upon any such Person's income, profits, or property by authorities having competent jurisdiction prior to the date on which penalties attach thereto except for tax payments being contested in good faith for which adequate reserves have been established and reported in accordance with generally accepted accounting principals which could not reasonably be expected to cause a Material Adverse Change and (b) all trade payables and current operating liabilities, unless the same are less than 90 days past due or are being contested in good faith, have adequate reserves established and reported in accordance with generally accepted accounting principals, and could not reasonably be expected to cause a Material Adverse Change.

5.19     Subsidiaries.

Upon the formation or acquisition of any new Subsidiary, the Borrower shall and shall cause such Subsidiary to promptly, but in any event within 30 days after the formation or acquisition of such new Subsidiary (a) execute and deliver to the Administrative Agent a Joinder Agreement (each, a "Joinder Agreement") in substantially the form of Exhibit G for the purpose of joining such Subsidiary as a party to the Guaranty, the Security Agreement, and, if applicable, the Stock Pledge Agreement or the Partnership Pledge Agreement, and (b) provide to the Administrative Agent the other certificates, documents, and items listed on
Exhibit I.

5.20     Changes in Fiscal Periods.

The Borrower shall not permit the fiscal year of the Borrower to end on a day other than September 30 or change the Borrower's method of determining fiscal quarters.

5.21     Negative Pledge Clauses.

The Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Restricted Entity to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Credit Documents to which it is a party other than (a) this Agreement and the other Credit Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

5.22     Subordinated Debt Payments.

The Borrower shall not make any payment of principal, interest or premium on the Senior Subordinated Notes or any Subordinated Debt (not including the defeasance of the Senior Subordinated Notes as provided in Section 3.1(e)) unless no Default has then occurred and is continuing or would result therefrom.

                                    ARTICLE 6
                              DEFAULT AND REMEDIES

6.1      Events of Default.

The failure to deliver the Mortgages as set forth in the proviso of Section 3.1(a) and each of the following shall be an "Event of Default" for the purposes of this Agreement and for each of the Credit Documents:

a. Payment Failure.

The Borrower (i) fails to pay when due any principal amounts due under this Agreement or any other Credit Document or (ii) fails to pay when due any interest, fees, reimbursements, indemnifications, or other amounts due under this Agreement or any other Credit Document and such failure has not been cured within five Business Days;

b. False Representation.

Any written representation or warranty made by any Credit Party or any Responsible Officer thereof in this Agreement or in any other Credit Document proves to have been false or erroneous in any material respect at the time it was made or deemed made;

c. Breach of Covenant.

(i) Any breach by the Borrower of any of the covenants contained in Sections 5.1(a) (with respect to the Borrower), 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9,
5.10, 5.13, 5.19 or 5.22 or (ii) any breach by any Credit Party of any other covenants contained in this Agreement, or any other Credit Document and such breach is not cured within 30 days following the earlier of knowledge of such breach by a Responsible Officer of such Credit Party or the receipt of written notice thereof from the Administrative Agent;

d. Security and Support Documents.

Any Security Document shall at any time and for any reason (other than one within the reasonable control of any Bank) cease to create the Lien on the property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by any party thereto;

e. Guaranty.

(i) The Guaranty shall at any time and for any reason cease to be in full force and effect with respect to any Guarantor (except as permitted under Section 5.9 hereof) or shall be contested by any Guarantor, or any Guarantor shall deny it has any further liability or obligation thereunder, or (ii) any breach by any Guarantor of any of the covenants contained in Section 1 of the Guaranty;

f. Material Debt Default.

(i) Any principal, interest, fees, or other amounts due on any Debt of any Restricted Entity (other than the Credit Obligations) is not paid when due, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and such failure is not cured within the applicable grace period, if any, and the aggregate amount of all Debt of such Persons so in default exceeds $2,000,000; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt of any such Person (other than the Credit Obligations) the effect of which is to accelerate or to permit the acceleration of the maturity of any such Debt, whether or not any such Debt is actually accelerated, and such event or condition shall not be cured within the applicable grace period, if any, and the aggregate amount of all Debt of such Persons so in default exceeds $2,000,000; or (iii) any Debt of any such Person shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment) prior to the stated maturity thereof, and the aggregate amount of all Debt of such Persons so accelerated exceeds $2,000,000;

g. Material Agreement Default; Material Plan Event.

(i) There shall occur any breach by any Restricted Entity of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Change and such breach is not cured within the applicable grace period, if any; or (ii) there shall occur or exist an event with respect to any Plan which could in the sole judgment of the Administrative Agent reasonably be expected to have a Material Adverse Change;

h. Bankruptcy and Insolvency.

(i) There shall have been filed against any Restricted Entity or any such Person's properties, without such Person's consent, any petition or other request for relief seeking an arrangement, receivership, reorganization, liquidation, or similar relief under bankruptcy or other laws for the relief of debtors, and such request for relief (A) remains in effect for 60 or more days, whether or not consecutive, or (B) is approved by a final nonappealable order, or (ii) any such Person consents to or files any petition or other request for relief of the type described in clause (i) above seeking relief from creditors, makes any assignment for the benefit of creditors or other arrangement with creditors, or admits in writing such Person's inability to pay such Person's debts as they become due (the occurrence of any Event of Default under clause
(i) or (ii) of this paragraph being a "Bankruptcy Event of Default");

i. Adverse Judgment.

The aggregate outstanding amount of judgments against the Restricted Entities not discharged or stayed pending appeal or other court action within 30 days following entry is greater than $2,000,000;

j. Change of Control.

There shall occur any Change of Control; or

k. Senior Subordinated Notes Default.

(i) There shall occur any default or event of default (and such event or condition is not cured within the applicable grace period, if any), however denominated, under the Senior Subordinated Notes or either Senior Subordinated
Note Indenture or any Subordinated Debt or any Subordinated Debt Indenture; (ii) any modification shall be made to the subordination provisions or economic terms of the Senior Subordinated Notes or either Senior Subordinated Note Indenture or any Subordinated Debt or any Subordinated Debt Indenture without the prior written consent of the Majority Banks; or (iii) any "Change of Control Offer" (or any other defined term having a similar purpose) as defined in either Senior Subordinated Note Indenture or any Subordinated Debt Indenture shall occur.

6.2      Termination of Commitments.

Upon the occurrence of any Bankruptcy Event of Default, all of the Commitments of the Administrative Agent and the Banks hereunder shall terminate. During the existence of any Event of Default other than a Bankruptcy Event of Default, the Administrative Agent shall at the request of the Majority Banks declare by written notice to the Borrower all of the Commitments of the Administrative Agent and the Banks hereunder terminated, whereupon the same shall immediately terminate.

6.3      Acceleration of Credit Obligations.

Upon the occurrence of any Bankruptcy Event of Default, the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations shall immediately and automatically become due and payable. During the existence of any Event of Default other than a Bankruptcy Event of Default, the Administrative Agent shall at the request of the Majority Banks declare by written notice to the Borrower the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations to be immediately due and payable, whereupon the same shall immediately become due and payable. In connection with the foregoing, except for the notice provided for above in this Article 6, the Borrower waives notice of any Default or Event of Default, grace, notice of intent to accelerate, notice of acceleration, presentment, demand, notice of nonpayment, protest, and all other notices.

6.4      Cash Collateralization of Letters of Credit.

Upon the occurrence of any Bankruptcy Event of Default, the Borrower shall pay to the Administrative Agent an amount equal to the Letter of Credit Exposure to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.3(g). During the existence of any Event of Default other than a Bankruptcy Event of Default, the Administrative Agent shall at the request of the Majority Banks require by written notice to the Borrower that the Borrower pay to the Administrative Agent an amount equal to the Letter of Credit Exposure to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.3(g), whereupon the Borrower shall pay to the Administrative Agent such amount for such purpose.

6.5      Default Interest.

If any Event of Default exists based upon a default in the payment of any amounts owing hereunder, the Administrative Agent shall at the request of the Majority Banks declare by written notice to the Borrower that the Credit Obligations specified in such notice shall bear interest beginning on the date specified in such notice until paid in full at the applicable Default Rate for such Credit Obligations, whereupon the Borrower shall pay such interest to the Administrative Agent for the benefit of the Administrative Agent and the Banks, as applicable, upon demand by the Administrative Agent. If any other Event of Default exists, the Administrative Agent shall at the request of the Majority Banks declare by written notice to the Borrower that, unless such Event of Default is cured to the satisfaction of the Administrative Agent and the Majority Banks on or before the 30th day following the occurrence of such Event of Default, the Credit Obligations specified in such notice shall bear interest beginning on such 30th day until paid in full at the applicable Default Rate for such Credit Obligations, whereupon the Borrower shall, if such Event of Default is not cured by such date, pay such interest to the Administrative Agent for the benefit of the Administrative Agent and the Banks, as applicable, upon demand by the Administrative Agent after such date.

6.6      Right of Setoff; Adjustments.

a. During the existence of an Event of Default, each of the Administrative Agent and the Banks is hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any indebtedness owed by the Administrative Agent or such Bank to the Borrower against any and all of the obligations of the Borrower under this Agreement and the other Credit Documents, irrespective of whether or not the Administrative Agent or such Bank shall have made any demand under this Agreement or the other Credit Documents and although such obligations may be contingent and unmatured. Each of the Administrative Agent and the Banks agrees promptly to notify the Borrower after any such setoff and application made by such party provided that the failure to give such notice shall not affect the validity of such setoff and application.

b. Each Bank agrees that if any Bank (a "benefited Bank") shall at any time receive any payment of all or part of its Loan Advances, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Loan Advances, or interest thereon, such benefited Bank shall purchase for cash from the other Banks a participating interest in such portion of each such other Bank's Loan Advances, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Bank so purchasing a portion of another Bank's Loan Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

6.7      Actions Under Credit Documents.

Following an Event of Default, the Administrative Agent shall at the request of the Majority Banks take any and all actions permitted under the other Credit Documents, including the Guaranty and the Security Documents.

6.8      Remedies Cumulative.

No right, power, or remedy conferred to the Administrative Agent or the Banks in this Agreement and the other Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power, or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Administrative Agent or the Banks in this Agreement and the other Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

6.9      Application of Payments.

Prior to the Revolving Loan Maturity Date or any acceleration of the Credit Obligations, all payments made hereunder shall be applied to the Credit Obligations as directed by the Borrower, subject to the rules regarding the application of payments to certain Credit Obligations provided for hereunder and in the other Credit Documents. Following the Revolving Loan Maturity Date or any acceleration of the Credit Obligations, all payments and collections shall be applied to the Credit Obligations in the following order:

         First, to the payment of the costs, expenses, reimbursements (other than reimbursement obligations with respect to draws under Letters of Credit), and indemnifications of the Administrative Agent that are due and payable under the Credit Documents;

         Then, ratably to the payment of the costs, expenses, reimbursements (other than reimbursement obligations with respect to draws under Letters of Credit), and indemnifications of the Banks that are due and payable under the Credit Documents;

         Then, ratably to the payment of all outstanding principal of all loans made hereunder, all reimbursement obligations for draws under Letters of Credit, all accrued but unpaid interest and fees under this Agreement and all obligations then due and payable under Interest Hedge Agreements;

         Then, ratably to the payment of any other amounts due and owing with respect to the Credit Obligations; and

         Finally, any surplus held by the Administrative Agent and remaining after payment in full of all the Credit Obligations and reserve for Credit Obligations not yet due and payable shall be promptly paid over to the Borrower or to whomever may be lawfully entitled to receive such surplus. All applications shall be distributed in accordance with Section 2.11(a).

                                    ARTICLE 7
                            THE ADMINISTRATIVE AGENT

7.1      Appointment; Nature of Relationship.

Bank One, NA is hereby appointed by each of the Banks as its contractual representative hereunder and under each other Credit Document, and each of the Banks irrevocably authorizes the Administrative Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein and in the other Credit Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement or any other Credit Document and that the Administrative Agent is merely acting as the contractual representative of the Banks with only those duties as are expressly set forth in this Agreement and the other Credit Documents. In its capacity as the Banks' contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Banks, (ii) is a "representative" of the Banks within the meaning of the term "secured party" as defined in the Texas Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Credit Documents. Each of the Banks hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank hereby waives.

7.2      Powers.

The Administrative Agent shall have and may exercise such powers under the Credit Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action thereunder except any action specifically provided by the Credit Documents to be taken by the Administrative Agent.

7.3      General Immunity.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person (IT BEING THE INTENTION OF THIS PROVISION THAT THERE SHALL BE NO LIABILITY ARISING SOLELY OUT OF OR BY REASON OF THE NEGLIGENCE OF ANY OF THE PARTIES BEING REIMBURSED).

7.4      No Responsibility for Loans, Recitals, etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Credit Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Credit Document, including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (c) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Credit Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (g) the financial condition of the Borrower or any guarantor of any of the Credit Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

7.5      Acting on Instructions of Banks.

The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Credit Document in accordance with written instructions signed by the Majority Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Majority Banks. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

7.6      Employment of Agents and Counsel.

The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Credit Document by or through employees, agents, and attorneys in fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Banks and all matters pertaining to the Administrative Agent's duties hereunder and under any other Credit Document.

7.7      Reliance on Documents; Counsel.

The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Article 3, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the applicable date specifying its objection thereto.

7.8      Administrative Agent's Reimbursement and Indemnification.

Each Bank agrees to reimburse and indemnify the Administrative Agent for such Bank's ratable share of (i) any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Credit Documents, (ii) any other expenses incurred by the Administrative Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Credit Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Bank or between two or more of the Banks) and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit

Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Bank or between two or more of the Banks), or the enforcement of any of the terms of the Credit Documents or of any such other documents, provided that (i) no Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent (IT BEING THE INTENTION OF THIS PROVISION THAT SUCH INDEMNIFICATION OBLIGATION WILL BE APPLICABLE REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE PARTIES BEING INDEMNIFIED) and (ii) any indemnification required pursuant to Section 2.11(b) shall, notwithstanding the provisions of this Section, be paid by the relevant Bank in accordance with the provisions thereof. The obligations of the Banks under this Section shall survive payment of the Credit Obligations and termination of this Agreement.

7.9      Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Bank or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks.

7.10     Rights as a Bank.

In the event the Administrative Agent is a Bank, the Administrative Agent shall have the same rights and powers hereunder and under any other Credit Document with respect to its Commitment and its Loan Advances as any Bank and may exercise the same as though it were not the Administrative Agent, and the term "Bank" or "Banks" shall, at any time when the Administrative Agent is a Bank, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Credit Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Bank.

7.11     Bank Credit Decision.

Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Bank and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Credit Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative

Agent, the Arranger or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents.

7.12     Successor Administrative Agent.

The Administrative Agent may resign at any time after a Default has occurred and remained uncured for 60 days by giving written notice thereof to the Banks and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Majority Banks, such removal to be effective on the date specified by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint, on behalf of the Borrower and the Banks, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Banks, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Bank, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Banks may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Credit Obligations to the applicable Bank and for all other purposes shall deal directly with the Banks. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Credit Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Credit Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

7.13     Administrative Agent and Arranger Fees.

The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to the Fee Letter or as otherwise agreed from time to time.

7.14     Delegation to Affiliates.

The Borrower and the Banks agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under this Agreement.

7.15     Execution of Collateral Documents.

The Banks hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Security Documents and all related agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Security Documents.

7.16     Collateral Releases.

The Banks hereby empower and authorize the Administrative Agent to execute and deliver to the Restricted Entities on behalf of the Banks any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Credit Document or which shall otherwise have been approved by the Majority Banks (or, if required by the terms of this Agreement, all of the Banks) in writing.

7.17     Syndication, Managing and Documentation Agents.

None of the Syndication, Managing and Documentation Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Syndication, Managing and Documentation Agents shall have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgments with respect to such Banks as it makes with respect to the Administrative Agent in Section 7.11.

                                    ARTICLE 8
                BENEFIT OF AGREEMENT; ASSIGNMENT; PARTICIPATIONS

8.1      Successors and Assigns.

The terms and provisions of the Credit Documents shall be binding upon and inure to the benefit of the Borrower and the Banks and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Credit Documents without the prior written consent of each Bank, (ii) any assignment by any Bank must be made in compliance with Section 8.3, and (iii) any transfer by participation must be made in compliance with Section 8.2. Any attempted assignment or transfer by any party not made in compliance with this Section 8.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 8.3(b). The parties to this Agreement acknowledge that clause (ii) of this Section 8.1 relates only to absolute assignments and this
Section 8.1 does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Bank of all or any portion of its rights under this Agreement and any note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Bank from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 8.3. The Administrative Agent may treat the Person which made any Loan Advance or which holds any note as the owner thereof for all purposes hereof unless and until such Person complies with Section 8.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan Advance or which holds any note to direct payments relating to such Loan Advance or note to another Person. Any assignee of the rights to any Loan Advance or any note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Credit Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan Advance (whether or not a note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan Advance.

8.2      Participations.

a. Any Bank may at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan Advance owing to such Bank, any note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Credit Documents. In the event of any such sale by a Bank of participating interests to a participant, such Bank's obligations under the Credit Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the owner of its Loan Advances and the holder of any note issued to it in evidence thereof for all purposes under the Credit Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Bank had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Credit Documents.

Each Bank shall retain the sole right to approve, without the consent of any participant, any amendment, modification or waiver of any provision of the Credit Documents other than any amendment, modification or waiver with respect to any Loan Advance or Commitment in which such participant has an interest which would require consent of all of the Banks pursuant to the terms of Section
9.3 or of any other Credit Document.

b. The Borrower agrees that each participant shall be deemed to have the right of setoff provided in Section 6.6 in respect of its participating interest in amounts owing under the Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Credit Documents, provided that each Bank shall retain the right of setoff provided in
Section 6.6 with respect to the amount of participating interests sold to each participant. The Banks agree to share with each participant, and each participant, by exercising the right of setoff provided in Section 6.6, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 6.2 as if each participant were a Bank. The Borrower further agrees that each participant shall be entitled to the benefits of Sections 2.7, 2.9 and 2.12 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 8.3, provided that (i) a participant shall not be entitled to receive any greater payment under Sections 2.7, 2.9 and 2.12 than the Bank who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such participant is made with the prior written consent of the Borrower, and (ii) any participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 2.17 to the same extent as if it were a Bank.

8.3      Assignments.

a. Any Bank may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Credit Documents. Such assignment shall be pursuant to an Assignment and Acceptance or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Bank or an Affiliate of a Bank or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loan Advances of the assigning Bank or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount (of Revolving Commitment (or, if the Revolving Commitment has been terminated, outstanding Revolving Loan Advances and Letter of Credit Exposure) and/or Term Loan Advances) not less than $5,000,000, and if the assignee Bank retains any interest in the rights and obligations under the Credit Documents, it shall retain an interest (measured on the same basis) of at least $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loan Advances (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment.

b. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Bank or an Affiliate of a Bank or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent and the Issuing Bank shall be required prior to an assignment becoming effective unless the Purchaser is a Bank. Any consent required under this
Section 8.3(b) shall not be unreasonably withheld or delayed.

c. Upon (i) delivery to the Administrative Agent of an Assignment and Assumption Agreement, together with any consents required by Sections 8.2(a) and 8.2(b), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Credit Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Credit Document executed by or on behalf of the Banks and shall have all the rights and obligations of a Bank under the Credit Documents, to the same extent as if it were an original party thereto, and the transferor Bank shall be released with respect to the Commitment and Loan Advances assigned to such Purchaser without any further consent or action by the Borrower, the Banks or the Administrative Agent. In the case of an assignment covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a Bank hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Credit Documents which survive payment of the Credit Obligations and termination of the applicable agreement. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 8.3 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with
Section 8.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 8.3(c) the transferor Bank, the Administrative Agent and the Borrower shall, if the transferor Bank or the Purchaser desires that its Loans be evidenced by notes, make appropriate arrangements so that new notes or, as appropriate, replacement notes are issued to such transferor Bank and new notes or, as appropriate, replacement notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

d. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Houston, Texas a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

8.4      Dissemination of Information.

The Borrower authorizes each Bank to disclose to any participant or Purchaser or any other Person acquiring an interest in the Credit Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Bank's possession concerning the creditworthiness of the Borrower and its Subsidiaries.

Tax Treatment. If any interest in any Credit Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of
Section 2.12.

                                    ARTICLE 9
                                  MISCELLANEOUS

9.1      Expenses.

The Borrower shall pay on demand of the applicable party specified herein (a) all reasonable out of pocket costs and expenses of the Administrative Agent and the Issuing Bank in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement and the other Credit Documents, including the reasonable fees and expenses of outside counsel for the Administrative Agent and the Issuing Bank, and (b) all out-of-pocket costs and expenses of the Administrative Agent, the Issuing Bank, and each Bank in connection with the preservation or enforcement of their respective rights under this Agreement and the other Credit Documents, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Administrative Agent, the Issuing Bank, and each Bank. The provisions of this Section shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this Section.

9.2      Indemnification.

The Borrower agrees to protect, defend, indemnify, and hold harmless the Administrative Agent, the Issuing Bank, each Bank, and each of their respective Related Parties (for the purposes of this Section 8.2, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and out of pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to this Agreement, the other Credit Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The provisions of this Section shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this Section.

9.3      Modifications, Waivers, and Consents.

No provision of this Agreement, the Term Loan Notes or the Revolving Loan Notes may be waived, amended, or modified, nor shall any consent required under this Agreement, the Term Loan Notes or the Revolving Loan Notes be effective, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Banks or by the Borrower and the Administrative Agent with the consent of the Majority Banks; provided that no such agreement shall (a) waive any of the conditions specified in Section 3.1 or 3.2 without the written consent of the Administrative Agent, all the Banks, and the Borrower, (b) increase the Commitment of any Bank without the written consent of such Bank,
(c) forgive or reduce the amount or rate of any principal, interest, or fees payable under the Credit Documents, or postpone or extend the time for payment thereof without the written consent of the Administrative Agent, all the Banks, and the Borrower, (d) extend the scheduled maturities or times of payment without the written consent of the Administrative Agent, all the Banks, and the Borrower, (e) release any Guarantor or all or substantially all of the Collateral (except as otherwise permitted or required as provided in the definition of "Asset Sale" or
Section 5.9(b)) without the written consent of the Administrative Agent, all the Banks, and the Borrower, or (f) change the percentage of Banks required to take any action under this Agreement, the Term Loan Notes, the Revolving Loan Notes, or the Security Documents, including any amendment of the definition of "Majority Banks" or this Section 9.3 without the written consent of the Administrative Agent, all the Banks, and the Borrower. No modification, waiver, or consent shall, unless in writing and signed by the Administrative Agent, the Issuing Bank or the Swing Line Lender affect the rights or obligations of the Administrative Agent, the Issuing Bank or the Swing Line Lender, as the case may be, under the Credit Documents. The Administrative Agent shall not modify or waive or grant any consent under any other Credit Document if such action would be prohibited under this Section 9.3 with respect to the Credit Agreement, the Term Loan Notes or the Revolving Loan Notes.

9.4      Survival of Agreements.

All representations, warranties, and covenants of the Borrower in this Agreement and the other Credit Documents shall survive the execution of this Agreement and the other Credit Documents and any other document or agreement.

9.5      Notice.

All notices and other communications under this Agreement, the Term Loan Notes and the Revolving Loan Notes shall be in writing and mailed by certified mail (return receipt requested), telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, to the address for the appropriate party specified in Schedule I-B or at such other address as shall be designated by such party in a written notice to the other parties. Mailed notices shall be effective when received. Telecopied or telexed notices shall be effective when transmission is completed or confirmed by telex answerback. Delivered notices shall be effective when delivered by messenger or courier. Notwithstanding the foregoing, notices and communications to the Administrative Agent pursuant to
Article 2 or 7 shall not be effective until received by the Administrative
Agent.

9.6      CHOICE OF LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, APPLICABLE FEDERAL LAW AND THE LAW OF THE STATE OF TEXAS.

9.7      Submission To Jurisdiction; Waivers.

The Borrower hereby irrevocably and unconditionally:

a. Submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Texas, the courts of the United States for the Southern District of Texas, and appellate courts from any thereof;

b. consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

c. agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Schedule I-B or at such other address of which the Administrative Agent shall have been notified pursuant thereto; agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.8      WAIVER OF JURY TRIAL.

THE BORROWER IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE CREDIT DOCUMENTS OR ANY TRANSACTIONS RELATING THERETO.

9.9      Counterparts.

This Agreement may be executed in multiple counterparts, and by the parties hereto on separate counterparts which together shall constitute one and the same instrument.

9.10     No Further Agreements.

THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

9.11     2001 Credit Agreement.

a. The Revolving Loan Notes, the Term Loan Notes and the Swing Line Note have been given in renewal, extension and modification, and not in extinguishment, of the credit facilities previously provided to the Borrower pursuant to the 2001 Credit Agreement.

b. From and after the Closing Date, (i) the Prior Banks (other than any Bank party hereto, and then only to the extent set forth in this Agreement) shall have no further commitment or obligation to the Borrower as a Bank under this Agreement and (ii) the Prior Administrative Agent shall cease to be the Administrative Agent and shall have no further obligation to the Borrower, the Prior Banks or the Banks in the capacity of "Administrative Agent" under the 2001 Credit Agreement or this Agreement; provided that (x) the Prior Administrative Agent shall continue to enjoy all of its rights and remedies (including but not limited to indemnities) as set forth in the 2001 Credit Agreement with respect to events occurring before the Closing Date and each of the Prior Banks shall remain obligated to the Prior Administrative Agent with respect to such rights and remedies with respect to such events, all as if the 2001 Credit Agreement had not been amended and restated by this Agreement but had instead been terminated effective as of the Closing Date and (y) nothing in this Section 9.11(b) shall affect any claim, cause of action or other remedy which any Restricted Entity may have against any Prior Bank, the Prior Administrative Agent or any other Person under the 2001 Credit Agreement.

c. No letter of credit (each, a "Prior Letter of Credit") issued pursuant to the 2001 Credit Agreement shall be deemed a Letter of Credit, the bank (the "Prior Issuing Bank") issuing such letters of credit shall not be deemed to be an Issuing Bank and neither the Prior Letters of Credit or the Prior Issuing Bank shall be entitled to any status under this Agreement.

d. The Prior Administrative Agent, in its representative capacity and as a Prior Bank, has executed and delivered that certain Assignment of Debt and Liens and Resignation of Administrative Agent (the "Assignment") of even date herewith; to the extent necessary or appropriate, the Borrower hereby consents to the Assignment.

e. This Agreement is an amendment and restatement of the 2001 Credit Agreement.

         EXECUTED as of the date first above written.

                                    BORROWER:

                                    INTEGRATED ELECTRICAL SERVICES, INC.

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    ADMINISTRATIVE AGENT:

                                    BANK ONE, NA,
                                       as Administrative Agent

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    BANKS:

                                    BANK ONE, NA

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    U.S. BANK NATIONAL ASSOCIATION

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    BANK OF SCOTLAND

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    LaSALLE BANK NATIONAL ASSOCIATION

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    WELLS FARGO BANK, N.A.

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    SOUTHWEST BANK OF TEXAS, N.A.

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    FIRST AMERICAN BANK, SSB HOUSTON

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    ALLIED IRISH BANK, P.L.C.

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    REGIONS BANK

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    FIRST BANK & TRUST

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    HIBERNIA NATIONAL BANK

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    RZB FINANCE LLC

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________